Exhibit 10.46

FRANCHISE AGREEMENT

between

HYATT PLACE FRANCHISING, L.L.C.

and

ENTITY NAME CAPS

GUARANTY
ATTACHMENT A	—	The Hotel
ATTACHMENT B	—	Area of Protection
ATTACHMENT C	—	The Work
ATTACHMENT D	—	Our Right of First Offer in Strategic Markets

i

HYATT PLACE HOTEL

FRANCHISE AGREEMENT

This Franchise Agreement (“Agreement” or “Franchise Agreement”) is made and entered into as of             , 20    (the “Effective Date”) (regardless of the dates of the parties’ signatures) by and between HYATT PLACE FRANCHISING, L.L.C., a Delaware limited liability company having its principal business address at 200 West Monroe, 8th Floor, Chicago, Illinois 60606 (“we,” “our,” or “us”), and ENTITYNAMECAPS, a ENTITY having an address at ENTITYADDRESS (“you” or “your”).

1. The Franchise.

We have the exclusive right to license and franchise a concept and system (the “Hotel System”) associated with the establishment and operation of hotels under the name “HYATT® PLACE” and other Proprietary Marks (defined below) (collectively, “Hyatt Place Hotels”). Before signing this Agreement, you read our Uniform Franchise Offering Circular and independently investigated and evaluated the risks of investing in the hotel industry generally and acquiring a Hyatt Place Hotel franchise specifically. Following your investigation and recognizing the benefits that you may derive from being identified with the Hotel System, you wish to enter into this Agreement to obtain a franchise to use the Hotel System to operate a Hyatt Place Hotel located at HOTELADDRESS1, HOTELADDRESS2 (the “Hotel”).

A. The Hotel. The Hotel includes all structures, facilities, appurtenances, furniture, fixtures, equipment, entrances, exits, and parking areas located on the real property identified on Attachment A or any other real property we approve for Hotel expansion, signage, or other facilities. You may not make any material changes to the Hotel’s existing or planned construction without our prior written consent, including any change in the number of guest rooms at the Hotel (collectively “Guest Rooms”).

B. The Hotel System. We and our affiliates have designed the Hotel System so that the public associates Hyatt Place Hotels with high quality standards. The Hotel System now includes: (a) the trade names, trademarks, and service marks “Hyatt Place” and such other trade names, trademarks, service marks, logos, slogans, trade dress, domain names, and other designations of source and origin (including all derivatives of the foregoing) that we periodically develop and designate for use in connection with the Hotel System (collectively, the “Proprietary Marks”); (b) all copyrightable materials that we periodically develop and designate for use in connection with the Hotel System, including the Manual (as defined below), videotapes, CDs/DVDs, marketing materials (including advertising, promotional, and public relations materials), architectural drawings (including all architectural plans, designs, and layouts such as, without limitation, site, floor, plumbing, lobby, electrical, and landscape plans), building designs, and business and marketing plans, whether or not registered with the U.S. Copyright Office (“Copyrighted Materials”); (c) all materials and other information that we designate as “confidential” orally or in writing or which, under the circumstances surrounding disclosure, ought to be treated as confidential, including all operations information, confidential manuals, revenue information, specifications, procedures, and business, marketing and other plans, as more fully identified in Section 5F of this Agreement (collectively, “Confidential Information”); (d) a national toll-free number for, and other aspects of, the central reservation system, as we renovate and modify it from time to time (“CRS”); (e) a global distribution system, as we renovate and modify it from time to time (“GDS”); (f) the national directory of Hyatt Place Hotels (which, at our option, also may be associated with any other hotel brand or other business that we or our affiliates own, operate, franchise, license or manage) (the “National Directory”); (g) management, personnel, and operational training programs, materials, and procedures; (h) standards, specifications, procedures, and rules for operations, marketing, construction, equipment, furnishings, and quality assurance (collectively, “System Standards”) described in our confidential manuals, as amended from time to time (collectively, the “Manual”), or in other written or electronic communications; and (i) marketing, advertising, and promotional programs. Although we retain the right to establish and periodically to modify System Standards for the Hotel that you agree to implement and maintain, and. to modify the Hotel System as we deem best for Hyatt Place Hotels, you retain the right to control, and responsibility for, the Hotel’s day-to-day management and operation and implementing and maintaining System Standards at the Hotel. In addition, our mandatory System Standards do not include any personnel or security-related policies or procedures that we (at our option) make available to you in the Manual or otherwise for your optional use. You will determine to what extent, if any, these optional policies and procedures should apply to your Hotel’s operations. You acknowledge that we do not dictate or control labor or employment matters for franchisees and their employees and will not be responsible for the safety and security of Hotel employees or patrons.

2. Grant

A. Term. Commencing on the Effective Date and continuing during the term provided in Section 10A (the “Term”), we hereby grant you, and you hereby accept, the non-exclusive right and franchise to use the Hotel System to build or convert and operate the Hotel at the site specified in Attachment A (the “Site”) in accordance with this Agreement’s terms. Your right to operate the Hotel will cease upon termination or expiration of this Agreement.

B. Area of Protection. We grant you a geographic area of protection, which is described in Attachment B (the “Area of Protection”), in which to construct and operate your Hotel. Subject to the one exception below, neither we nor any of our affiliates will open and operate, or authorize any other party to open and operate, any other Hyatt Place Hotels the physical premises of which are located within the Area of Protection. The one exception to this restriction is that, if we or any of our affiliates acquire (whether through purchase, sale, merger, consolidation, or other transaction) another chain, franchise system, group or portfolio of at least four (4) hotels, or acquire the right to operate or manage another chain, franchise system, group or portfolio of at least four (4) hotels, one (1) or more of which hotels are located in the Area of Protection (as we have the right to do), we and/or our affiliates then will have the unrestricted right to convert, or cause to be converted, the acquired hotel(s) within the Area of Protection from its (or their) original trade identity to the Hotel System and then to operate, or authorize any other party to operate, such hotel(s) as Hyatt Place Hotels using the Hotel System, even if one (1) or more of the other acquired hotels, whether operating within or outside the Area of Protection, are not converted to Hyatt Place Hotels.

Except for the limited exclusivity provided above, there are no restrictions on us or our affiliates, your rights under this Agreement are nonexclusive in all respects, the Hotel has no territorial protection whatsoever, and we and our affiliates have the right without any restrictions at all to engage in any and all activities we and they desire (including any and all types of lodging facilities), at any time and place, whether or not using the Proprietary Marks or any aspect of the Hotel System, whether or not those activities compete with your Hotel, and whether or not we or our affiliates start those activities ourselves or purchase, merge with, acquire, or affiliate with businesses that already engage in such activities. We and our affiliates may engage in all activities not expressly prohibited in this Agreement. We and our affiliates may use or benefit from common hardware, software, communications equipment and services, administrative systems, reservation systems, franchise application procedures, central purchasing, approved vendor lists, and personnel. You agree that you will have no right to pursue any claims, demands, or damages as a result of these activities, whether under breach of contract, unfair competition, implied covenant of good faith and fair dealing, divided loyalty, or other theories, because you have expressly allowed us and our affiliates to engage in all such activities without restriction.

You acknowledge that our affiliates operate other franchise and non-franchised systems for lodging facilities (including time-share or interval ownership facilities and vacation clubs) that use different brand names, trademarks, and service marks, including those with the “Hyatt” name as part of their brand name, some of which might operate and have facilities in the Area of Protection, that will compete directly with you. None of those activities, even other uses of the “Hyatt” name, will constitute a violation of this Agreement. Only the operation of a “Hyatt Place” Hotel the physical premises of which are located within the Area of Protection would constitute a violation of this Agreement, unless the one exception noted above applies.

C. Opening. You have no right to open the Hotel for business under the Hotel System unless and until we authorize you to do so in writing. The date on which you first open the Hotel for business shall be deemed the “Opening Date.” You must not open the Hotel for business and begin operating the Hotel until: (1) you have properly developed and equipped the Hotel according to our System Standards and in compliance with all applicable laws, rules and regulations; (2) all pre-opening training for the Hotel’s personnel has been completed to our satisfaction; (3) all amounts then due to us and our affiliates have been paid; (4) you have obtained all required certificates of occupancy, licenses and permits to operate the Hotel; (5) you have given us copies of all insurance policies required under this Agreement, or such other evidence of insurance coverage and payment of premiums as we request; and (6) we have conducted a pre-opening inspection and approved the Hotel for opening. Our determination that you have met all of our pre-opening requirements will not constitute a representation or warranty, express or implied, that the Hotel complies with any laws or a waiver of your non-compliance, or of our right to demand full compliance, with such pre-opening requirements.

3. Your Responsibilities.

A. Operational and Other Requirements. During the Term, you agree to do the following (many of which requirements also are addressed in more detail elsewhere in this Agreement):

(1)	have your owners, employees, and approved independent contractors satisfactorily complete all required orientation and training programs and ensure that a trained management and operations staff, including a general manager and sales manager who devote full time to their duties at the Hotel, is in place at the Hotel at all times, as you are responsible for management of the Hotel’s business;

(2)	maintain the Hotel in first class condition and in a clean, safe, and orderly manner;

(3)	provide efficient, courteous, competent, prompt, and high-quality service to the public while maintaining a high moral and ethical standard and atmosphere at the Hotel;

(4)	operate the Hotel twenty-four (24) hours a day, every day, and use the Hotel premises solely for the business franchised under this Agreement;

(5)	strictly comply in all respects with our mandatory System Standards and other requirements, as we may periodically modify them, concerning:

(a)	the Hotel System, the Manual (other than any personnel and security-related policies and procedures contained in the Manual, which are for your optional use), and all other mandatory policies and procedures we periodically communicate to you;

(b)	our quality standards and the types of services, products, and amenities you may use, promote, or offer at the Hotel;

(c)	your use of the Proprietary Marks and display, style, location, and type of signage, as outlined in this Agreement, the Manual, and other written directives we periodically issue;

(d)	directory and reservation service listings of the Hotel; and

(e)	your participation in and compliance with the terms of all of our marketing, reservation service, rate and room inventory management, advertising, cooperative advertising, guest frequency, discount or promotional, customer award, Internet, computer, training, and operating programs, including a property management system that interfaces with the CRS or any other central reservation system we periodically adopt. We may periodically establish and/or coordinate these programs with third parties we designate. These third parties might (but need not) be our affiliates. You must sign and comply with any license, participation and other agreements we periodically specify relating to these programs. You acknowledge and agree that we have the right, without prior notice to you, to access your computer systems, including the property management system, and all data and information that you have processed or stored with, through, or otherwise in connection with such computer systems;

(6)	participate in, connect with, and use the CRS and GDS in the manner we designate in the Manual or otherwise for offering, booking, modifying, and communicating Guest Room and meeting space reservations for the Hotel and bear all related costs and expenses. You may not use any other central reservation or similar system without our prior written consent. You agree to pay all applicable monthly maintenance fees;

(7)	adopt all changes we periodically make to the Hotel System;

(8)	strictly comply with all governmental requirements concerning the Hotel’s operation, including

(a)	paying all taxes when due,

(b)	filing and maintaining trade or fictitious name registrations,

(c)	filing and maintaining all licenses and permits necessary to operate the Hotel, and

(d)	obtaining and maintaining all licenses required to sell alcoholic beverages at the Hotel (unless we, at our sole option, have determined that no alcoholic beverages may be offered at or from the Hotel’s premises);

(9)	permit our representatives to inspect or audit the Hotel at any time and give them free lodging during the inspection period;

(10)	refer guests and customers, wherever reasonably possible, only to Hyatt Place Hotels or other brands affiliated with us, not use the Hotel or the Hotel System to promote a competing business or other lodging facility, and not divert business from the Hotel to a competing business;

(11)	use your best efforts to create a favorable response to the name “Hyatt Place” and the names of any brand extensions and other Proprietary Marks;

(12)	participate in, and pay all fees of, any Hotel System travel agent commission payment program, as we periodically modify it, and promptly pay as we require all travel agent commissions and third party reservation service charges according to the terms of those programs;

(13)	promptly pay us and/or our affiliates when due all royalties and other amounts owed, whether under this Agreement or any related agreement;

(14)	honor all nationally recognized credit cards and other payment mechanisms we periodically designate and enter into all necessary credit card and other agreements with the issuers of those cards and other applicable parties;

(15)	treat as confidential and proprietary the Manual and any other Confidential Information and

(a)	use such material only in operating the Hotel during the Term,

(b)	not duplicate, circulate, distribute, reproduce, copy, or exhibit any portion of the Manual or Confidential Information, and

(c)	not divulge any Confidential Information to any person unless he or she needs to know the Confidential Information in order to perform his or her duties at the Hotel;

(16)	use best efforts to require anyone with access to any Confidential Information to keep the Confidential Information confidential. You must obtain a written agreement from those of your officers, directors, employees, and managers whom we specify agreeing to this Agreement’s restrictions regarding the Confidential Information. We have the right to regulate the form of agreement that you use and to be a third party beneficiary of that agreement with independent enforcement rights. You must keep copies of those agreements and send them to us upon request;

(17)	conduct a pre-opening marketing program for the Hotel according to our requirements. At least one hundred twenty (120) days before the Hotel’s grand opening, you must

(a)	pay us an amount equal to One Hundred Dollars ($100) multiplied by the number of Guest Rooms at the Hotel (the “Marketing Deposit”), and

(b)	prepare and submit to us for our approval a written pre-opening marketing program that contemplates spending the Marketing Deposit and satisfies our requirements. You must change the program as we specify and implement the approved program. We will use the Marketing Deposit to pay, on your behalf, providers of products and services according to the approved pre-opening marketing program;

(18)	conduct your advertising in a dignified manner. Before you use them, you must submit to us for our prior approval all advertising, promotional, and public relations plans, programs, and materials that you desire to use, including any materials in digital, electronic, computerized, or other form (including materials to be made available through a computer or telecommunications network such as the Internet, or on a Hotel Website (defined below), subject to Subsection (23) below). If you do not receive written disapproval within fifteen (15) business days after we receive the materials, they are deemed to be approved. You may not use any advertising, promotional, or public relations materials or engage in any programs that we have not approved or have disapproved and must discontinue using any previously-approved materials and engaging in any previously-approved programs within the timeframe we specify after you receive written notice from us;

(19)	continually, but not less than once every six (6) months, send us current information regarding the name, address, and telephone number of the financial institution (the “Lender”), if any, that provided or is providing the financing enabling you to purchase or operate the Hotel and the name and telephone number of your contact at the Lender;

(20)	notify us in writing within ten (10) days after you receive information or documentation about any lawsuit, action, or proceeding, or the issuance of any injunction, award, or decree of any court, quasi-judicial body, or governmental agency, that might adversely affect the Hotel, your ability to perform your obligations under this Agreement, or your financial condition;

(21)	subject to our rights and your obligations under Section 8 below, notify us in writing at least ten (10) days in advance of your intent to list the Hotel for sale and promptly send us all information we reasonably request regarding any proposed sale. You also must ensure that each holder of a direct or indirect Controlling Ownership Interest (defined in Section 8B below), whether that person or entity owns that interest as of the Effective Date or acquires that interest during the Term (subject to our rights and your obligations under Section 8 below), signs our required form of Guaranty and Assumption of Obligations;

(22)	at our request, send us the names of Hotel customers and guests and give us access to your sales and customer database;

(23)

not create a separate website promoting your Hotel (a “Hotel Website”) without our prior written approval. If we approve your use of a Hotel Website, we will own all intellectual property and other rights in the domain name or URL for the Hotel Website, the log of “hits” by visitors, and any personal or business data that visitors supply. You must sign the documents we periodically request to secure our ownership of those rights. We may implement and periodically modify, and you must comply with, System Standards relating to the Hotel Website and similar websites. The Hotel Website may not contain any content that references any other hotel, motel, or other lodging facility. In addition, you may allow the Hotel to be listed on third-party websites (other than the Hotel System website) that offer and sell travel-related products and services, but we have the right to approve in advance these websites and your proposed listings on or links to these websites in order to protect the Proprietary Marks and Hotel System and may withdraw our approval of any website or listing that no longer meets our minimum standards;

(24)	comply with all System Standards concerning mystery shopper programs, guest relations, and guest complaints and resolution, including reimbursing dissatisfied guests for their costs of staying at the Hotel and participating in other guest satisfaction programs in the manner we specify;

(25)	purchase or lease, install, and maintain at the Hotel all fixtures; equipment; furnishings; furniture; telephone systems; communications systems; facsimile machines; copiers; signs; property management, revenue management, in-room entertainment, and other computer and technology systems; and other items (collectively, “FF&E”) we specify for the Hotel System. You may not install at the Hotel, without our prior written consent, any FF&E or other items we have not previously approved. You may use at the Hotel only FF&E, supplies, and other goods and services at the Hotel that conform to our System Standards. We may specify for the Hotel System a particular model or brand of FF&E, supplies, and other goods and services that is available from only one manufacturer or supplier. We may specify that certain FF&E, supplies, and other goods and services be purchased only from us or our affiliates or sources we designate or approve. If you wish to obtain any FF&E, supplies, or other goods and services for which we have established standards or specifications from a source that we have not previously approved as meeting our System Standards, you must send us a written request with any information and samples we consider necessary to determine whether the item and source meet our then current criteria. Upon our request, you must reimburse our costs in reviewing your request and evaluating the item and/or source. If you comply with our processes and procedures regarding approval of alternate or additional manufacturers or suppliers, we will respond to your request within a reasonable time period. You may not purchase any FF&E, supplies or other goods or services for the Hotel unless the purchase is from a source we designate or approve or we have approved in writing that the item you proposed meets our standards and specifications. We may modify our System Standards in this area as we deem best. We reserve the right, at our option, to revoke our approval of certain sources or items if they fail to continue to meet our System Standards. We may refuse any of your requests if we already have designated a particular source for, or model or brand of, FF&E, supplies or other goods or services that we (in our sole judgment) determine to be critical to the Hotel System and we do not desire to expand the list of approved sources, models, or brands. We may make this decision as we deem best. We and our affiliates have the right to receive payments from suppliers on account of their actual or prospective dealings with you and other franchisees and to use all amounts we and our affiliates receive without restriction for any purposes we and our affiliates deem appropriate (unless we and our affiliates agree otherwise with the supplier);

(26)	own fee simple title (or a long-term ground leasehold interest, provided that such interest has been granted to you by an unrelated third party ground lessor in an arms-length transaction for a term equal to, or longer than, the Term) to the Hotel’s real property and improvements or, at our request, cause the fee simple owner or other third party acceptable to us to provide its guarantee covering all your obligations under this Agreement in form and substance acceptable to us. You must provide us copies of any lease for the Hotel’s premises (and any amendments thereto) upon our request. You acknowledge that our approval of the Hotel’s site is not a guarantee or warranty, express or implied, of the success or profitability of a Hyatt Place Hotel operated at that location. Our approval indicates only that we believe that the site meets our then acceptable criteria; and

(27)	promptly send us a copy of any notice of default you receive from any mortgagee, trustee under any deed of trust, or ground lessor for the Hotel and, at our request, any additional information we request concerning any alleged default or any subsequent action or proceeding in connection with any alleged default.

B. Performance of the Work. As a primary inducement for us to enter into this Agreement, you agree to perform the work listed on Attachment C (the “Work”) in strict accordance with our specifications and this Agreement’s other applicable terms and conditions.

C. Hotel Upgrading. We may require you at any time and from time to time during the Term to upgrade or renovate the Hotel to comply with then current building decor, appearance, and trade dress standards that we have established and require for Hyatt Place Hotels generally, and this upgrading or renovation may obligate you to invest additional capital in the Hotel and/or incur higher operating costs. You agree to implement such upgrading and renovation, and any other changes in System Standards, within the time period we request, regardless of their cost or the point during the Term when we require you to do so, as if they were part of this Agreement as of the Effective Date. Your failure to do so within the timeframe we specify may result in our issuing a quality default notice that could lead to the termination of this Agreement and your obligation to pay liquidated damages under Section 10E of this Agreement.

D. Fees.

(1)	Unless otherwise specified, all fees that you paid us before or simultaneously with the execution of this Agreement, or will pay us during the Term, are non-refundable.

(2)	We and you acknowledge that, before we and you signed this Agreement, you paid us an application fee of Sixty Thousand Dollars ($60,000) plus an additional Four Hundred Dollars ($400) for each Guest Room in excess of one hundred fifty (150) Guest Rooms (the “Application Fee”). The Application Fee paid under this Agreement was $ . The Application Fee is fully earned by us and non-refundable upon our and your execution of this Agreement.

In addition, if we and you agree to add additional Guest Rooms to the Hotel during the Term, then you must pay us an additional Application Fee in an amount equal to Four Hundred Dollars ($400) multiplied by the number of additional Guest Rooms. When you request our approval of your plans to develop the additional Guest Rooms, you must pay us a non-refundable Property Improvement Plan (“PIP”) fee of Five Thousand Dollars ($5,000.00). We will apply this PIP fee toward the additional Application Fee if we approve your plans. The remaining portion of the additional Application Fee is due, fully earned by us, and non-refundable on the date we approve your plans to develop the additional Guest Rooms.

(3)	You must pay us a non-refundable fee of Seven Thousand Five Hundred Dollars ($7,500) on or before the date upon which we or our representative provides data installation services relating to the initial set-up of the CRS and GDS at the Hotel.

(4)	On or before the tenth (10th) day of each month beginning with the month following the Opening Date, you shall pay us:

(a)	a “Royalty Fee” equal to

(i)	three percent (3%) of the Hotel’s Gross Rooms Revenue (as defined in Section 3D(6)) accrued during the First Year (defined below);

(ii)	four percent (4%) of the Hotel’s Gross Rooms Revenue accrued during the Second Year (defined below); and

(iii)	five percent (5%) of the Hotel’s Gross Rooms Revenue during the balance of the Term.

The “First Year” means the calendar twelve (12) month period beginning on the first (1st) day of the calendar month during which the Opening Date occurs, and the “Second Year” means the calendar twelve (12) month period beginning on the first (1st) anniversary of the first (1st) day of the calendar month during which the Opening Date occurs;

(b)

a contribution to the Marketing, Central Reservations and Technology Fund (described in Section 4D) (“Contribution”) equal to three and one-half percent (3 1/2%) of the Hotel’s Gross Rooms Revenue during the preceding month. At any time during the Term, we may, upon thirty (30) days’ prior notice to you, periodically increase the Contribution, but it will not exceed four percent (4%) of the Hotel’s Gross Rooms Revenue; and

(c)	all fees and other amounts that we (or our affiliates) then have paid or have agreed to pay on your behalf to the then current CRS operator (if applicable), then current GDS operator (if applicable), and other providers of products or services for the Hotel (collectively, the “Providers”). If any Provider assesses a single or group fee or other charge that covers all or a group of Hyatt Place Hotels to which that Provider provides products or services, you agree that our allocation of that fee or other charge among the Hotel and other Hyatt Place Hotels is final. The Providers may periodically increase the fees and other charges they impose. At our option, you must begin paying these fees and other charges directly to the applicable Provider(s).

(5)	You agree to pay on a timely basis:

(a)	applicable commissions to travel agents;

(b)	all commissions and fees for reservations you accept through any sources (including the Internet), whether processed through us, the CRS, or a third-party reservation system or billed directly to you;

(c)	all contributions for cooperative advertising programs in which you agree to participate, as required in Section 3E below;

(d)	charges for telephone and other equipment related to the CRS; and

(e)	all fees and assessments due for guest frequency programs or other marketing programs we initiate that are attributable to the Hotel. Failure to pay any of these fees is a default under this Agreement.

(6)	“Gross Rooms Revenue” shall mean all gross revenues attributable to or payable for the rental of Guest Rooms, including guaranteed no-show revenue and cancellation fees and all cash, check, barter, credit, debit, and other transactions, whether or not collected, at the actual rates charged, reduced by Guest Room rebates and overcharges (but only if originally included in Gross Rooms Revenue) and excluding any sales or room taxes you collect and transmit to the appropriate taxing authority. Gross Rooms Revenue also shall include the proceeds from any business interruption insurance applicable to loss of revenue due to the non-availability of Guest Rooms. Gross Rooms Revenue shall be accounted for in accordance with the Uniform System of Accounts for the Lodging Industry, Ninth Edition, as published by The Hotel Association of New York City, Inc., or a later edition that we approve.

(7)	You must make all payments for Royalty Fees, Contributions, and other fees due to us under this Agreement by electronic funds transfer (“EFT”). You must sign the documents we periodically specify to allow us to debit your bank account or otherwise process these payments through EFT. You also must sign any additional or new forms and complete any reasonable procedures we establish for EFT. We will require payment by EFT only for Royalty Fees, Contributions, and other fees due to us under this Agreement. We periodically may change the procedure for monthly payments and require you to

(a)	make your monthly payments to a designated bank account by wire transfer or other means we specify and

(b)	sign any authorizations or other documents required to implement that procedure.

On the date Royalty Fees and Contributions are due, you shall report to us by telephone, electronic means, or in written form, as we direct, pursuant to our standard transmittal procedures, information regarding your Gross Rooms Revenue and any additional information we request. Funds must be available in your account to cover our withdrawals. You may not change your bank, financial institution, or account without first telling us.

(8)	You agree to pay us a late fee of Two Hundred Twenty-Five Dollars ($225) for each required payment not made on or before its original due date and for each payment not honored by your financial institution. The late fee is not interest or a penalty but compensates us for increased administrative and management costs due to your late payment. In addition, all amounts that you owe us that are more than seven (7) days late will bear interest accruing as of their original due date at one and one-half percent (1.5%) per month or the highest commercial contract interest rate the law allows, whichever is less. We may debit your bank account automatically for the late fee and interest. You acknowledge that this subparagraph is not our agreement to accept any payments after they are due or our commitment to extend credit to, or otherwise finance your operation of, the Hotel.

(9)	Subject to our requirements and at your own expense, you may conduct local and regional marketing and advertising programs. You shall pay us the reasonable fees we periodically establish for optional advertising materials you order from us for these programs.

(10)	Despite any designation you make, we may apply any of your payments to any of your past due indebtedness to us or our affiliates. We may set off any amounts you or your owners owe us or our affiliates against any amounts we or our affiliates owe you or your owners. You may not withhold payment of any amounts you owe us or our affiliates due to our alleged nonperformance of any of our obligations under this Agreement.

(11)	If any gross receipts, sales, use, excise, or similar tax is imposed upon us due to any payment you make to us under this Agreement (but not our own income taxes), you must reimburse us for all tax payments we make so that the amount of your payments we retain after paying the applicable taxes equals the full amount of the payments you were required to make under this Agreement had the tax not been imposed upon us.

E. Cooperative Advertising Programs. We may identify a region in which two (2) or more Hyatt Place Hotels are located in order to establish a local or regional advertising cooperative (a “Cooperative”). We may form, change, dissolve and merge Cooperatives. The Cooperative’s purpose will be to collect funds from its members and to plan, discuss, organize, develop, utilize, produce, disseminate, and implement advertising and promotional programs and materials on a collective basis (and to cover related expenses) for the sale of services at participating Hyatt Place Hotels. We will not require you to participate in a Cooperative. However, if you choose to participate in the Cooperative, you must do so according to the Cooperative’s rules, including by paying your Hotel’s allocable share of any advertising, marketing, promotional and other programs that the Cooperative conducts. All restrictions under this Agreement relating to any advertising, marketing or promotional programs that you conduct also apply to any such programs that the Cooperative conducts.

F. Management of the Hotel. Unless we consent in writing, you must at all times retain and exercise direct management control over the Hotel’s business. You may not enter into any lease, management agreement, or other similar arrangement with any independent entity for all or a part of the Hotel’s operation (a “Management Arrangement”) without our prior written consent, which we will not unreasonably withhold if the independent entity meets our minimum qualifications, attends and satisfactorily completes required training programs, agrees to sign the documents we require to protect our Proprietary Marks, Copyrighted Materials, and Confidential Information, and agrees to perform its management responsibilities in compliance with this Agreement. Nevertheless, we may refuse to approve a management company which is, or that has an affiliate which is, a Brand Owner. Under this Agreement, “Brand Owner” means any entity that is a franchisor or owner, or is affiliated with or manages hotels exclusively for the franchisor or owner, of a hotel concept that in our opinion competes with Hyatt Place Hotels, irrespective of the number of hotels operating under that concept’s trade name. Even after we approve a Management Arrangement, we may at our option revoke that approval, and upon delivery of written notice to you require you to terminate the Management Arrangement, if the independent entity or any of its affiliates at any time becomes a Brand Owner or otherwise fails to meet our minimum qualifications or to comply with this Agreement.

G. Guest Room Rates. You will establish the Hotel’s room rates and submit them to us promptly upon our request. Except for special event periods, you may not charge any rate exceeding the rate you submit in writing for sale by the CRS.

4. Our Responsibilities

A. Orientation and Training.

(1)	Owner/Management Orientation. Within ninety (90) days after the Effective Date, your managing owners and core management team must attend an owner/management orientation program at our principal business address. We do not charge for this orientation program.

(2)	General Manager Certification Program/Central Reservation System Training Program. Before opening the Hotel for business, your general manager and other key personnel we specify must attend and successfully complete our General Manager Certification Program, our Central Reservation System Training Program, and such other training programs and curriculum we specify. If you replace your general manager or any other key personnel whom we require to attend training, you must have their replacements attend and successfully complete the applicable training programs within thirty (30) days (or such other period we periodically designate) after they assume their positions. We will designate the dates, locations, and duration of all training. You must pay our then current fees for the initial and all subsequent General Manager Certification Programs and Central Reservation System Training Programs.

(3)	Sales Director Training Program. Before opening the Hotel for business, your sales director must attend and successfully compete our Sales Director Training Program. If you replace your sales director, you must have his or her replacement attend and successfully complete the training program within thirty (30) days (or such other period we periodically designate) after he or she assumes the position. We will designate the dates, locations, and duration of training. You must pay our then current fees for the initial and all subsequent Sales Director Training Programs.

(4)

On-Site Training. We will send one or two trainers (at our option) to assist with training your staff and the Hotel’s grand opening. You must pay us our then current fee and our trainer(s)’ travel and living expenses associated with this training. The trainer(s) will arrive at or before the Hotel’s grand opening and stay for the period that we specify. The trainer(s) will generally assist and train

Hotel staff with aspects of day-to-day operations, including laundry, customer service, food and beverage, and front desk operations.

(5)	Supplemental Training. We may, at such times and places we deem best, require your general manager, your sales director, and other key personnel to attend and successfully complete supplemental training courses in connection with Hotel System modifications. These individuals must attend any supplemental training within one hundred and eighty (180) days after you receive notice from us that such training is required. The fee for supplemental training ranges from One Hundred Fifty Dollars ($150) to Two Thousand Five Hundred Dollars ($2,500) per person, depending on the nature of the training program. Supplemental training may be conducted by, and tuition may be payable to, third parties we designate.

(6)	Training Expenses. Besides the training fees we charge for the training discussed above, you are responsible for all costs of transportation, meals, lodging, salaries, and other compensation incurred in connection with training. If we hold any training at your Hotel, you must provide free lodging for our representatives.

B. Services. If you are in full compliance with your obligations under this Agreement, you shall have access to the CRS, listings in advertising publications, and the National Directory. You must participate in, connect with, and use the CRS and GDS in the manner we periodically designate for offering, booking, modifying, and communicating Guest Room and meeting space reservations for the Hotel and bear all related costs and expenses. We or our representative will provide data installation services relating to the initial set-up of the CRS and GDS at the Hotel. You must honor and give first priority on available rooms to all confirmed reservations that the CRS or GDS refers to the Hotel. The CRS and GDS are the only reservation system or service that your Hotel may use for outgoing reservations that the Hotel refers to other hotels. You are solely responsible for notifying the reservation center of any changes in your Hotel’s room rates. You may not charge any guest a rate higher than the rate that the reservations center specifies to the guest at the time he or she makes the reservation. We may suspend your access to and listings in these sources while you are in default under this Agreement.

C. Guidance and Assistance. During the Term, we may advise you from time to time regarding the Hotel’s operation based on your reports or our evaluations and inspections and may guide you with respect to

(1)	System Standards that Hyatt Place Hotels use,

(2)	purchasing required and authorized FF&E and other items and arranging for their distribution to you,

(3)	advertising and marketing materials and programs,

(4)	employee training, and

(5)	administrative, recordkeeping, and accounting procedures.

We may guide you in the Manual; in bulletins or other written materials; by electronic media; by telephone consultation; and/or at our headquarters or the Hotel. If you request, and we agree to provide, additional or special guidance, assistance, or training, you agree to pay our then applicable charges, including our personnel’s per diem charges and travel and living expenses.

D. Marketing, Central Reservations and Technology Fund. We or our designee will administer a Marketing, Central Reservations and Technology Fund for the Hotel System (the “Fund”). You must make the Contributions specified in Section 3D(4)(b) above. For administrative convenience, we may (but are not required to) collect the Contributions before passing them on to the Fund. Hyatt Place Hotels that we or our affiliates own and operate will contribute to the Fund on the same percentage basis as franchisees. We also have the right to collect for deposit into the Fund any advertising, marketing, or similar allowances paid to us by suppliers who deal with Hyatt Place Hotels and with whom we agree to so deposit these allowances.

We will determine and direct all programs that the Fund finances, with sole control over the creative concepts, materials, and endorsements used and their geographic, market, and media placement and allocation, including by determining on our own the amounts to be spent for the various purposes identified in this Section. The Fund may pay for preparing and producing video, audio, and written materials and electronic media; developing, implementing, maintaining and improving the Hotel System’s website and/or related strategies; developing, implementing, operating, maintaining and improving the CRS, GDS, and National Directory and any other related or successor programs or systems; developing, implementing, maintaining and improving any video, computer-related or other technology for use or sale by Hyatt Place Hotels; planning, coordinating and conducting various sales efforts for Hyatt Place Hotels; market research and other research and development activities relating to improving the Hotel System; administering regional and multi-regional marketing and advertising programs, including purchasing trade journal and other media advertising and using advertising, promotion, and marketing agencies and other advisors to provide assistance; and supporting public relations and other advertising, promotion, and marketing activities. The Fund periodically will give you samples of advertising, marketing, and promotional formats and materials at no cost. We will sell you multiple copies of these materials at our direct cost of producing them, plus any related shipping, handling, and storage charges.

We will account for the Fund separately from our other monies (but we need not segregate the Fund from our assets). We will not use the Fund for any of our general operating expenses. However, we may use the Fund to pay the reasonable salaries, benefits and expenses of personnel who manage, administer and/or perform services for or on behalf of the Fund, including those who account for Contributions; the Fund’s other administrative costs; travel expenses of personnel while they are on Fund business; meeting costs; rent, utilities, other overhead costs, and other costs for equipment, supplies and other materials relating or allocable to Fund business; and other expenses that we incur in activities reasonably related to administering or directing the Fund and its programs, including conducting market research and other research and development activities, public relations, preparing advertising, promotion, and marketing materials, collecting and accounting for Contributions, paying Providers for services relating to the CRS and GDS, and paying for technical and support functions.

The Fund will not be our asset. Although the Fund is not a trust, we will hold all Contributions for the benefit of the contributors and use Contributions only for the purposes described in this Section. We do not owe any fiduciary obligation to you for administering the Fund or any other reason. The Fund may spend in any fiscal year more or less than the total Contributions in that year, borrow from us or others (paying reasonable interest) to cover deficits, or invest any surplus for future use. We will use all interest (if any) earned on Contributions to pay costs before using the Fund’s other assets.

We will prepare an annual, unaudited statement of Fund collections and expenses and give you a copy of the statement upon written request. We may have the Fund audited periodically, at the Fund’s expense, by an independent certified public accountant. We may incorporate the Fund or operate it through a separate entity whenever we deem appropriate. The successor entity will have all of the rights and duties specified in this Section.

We intend the Fund to maximize recognition of the Proprietary Marks, patronage of Hyatt Place Hotels, and the productive and efficient operation of the CRS and GDS, any related or successor programs or systems, and other technologies. Although we will try to use the Fund in a manner that will benefit all Hyatt Place Hotels, we need not ensure that Fund expenditures in or affecting any geographic area are proportionate or equivalent to Contributions by Hyatt Place Hotels operating in that geographic area or that any Hyatt Place Hotel benefits directly or in proportion to its Contributions from the programs and other products and services that the Fund finances.

We have the right, but no obligation, to use collection agents and institute legal proceedings at the Fund’s expense to collect Contributions. We also may forgive, waive, settle, and compromise all claims by or against the Fund. Except as expressly provided in this Section, we assume no direct or indirect liability or obligation to you for collecting amounts due to, maintaining, directing, or administering the Fund.

We may at any time defer or reduce Contributions of a Hyatt Place Hotel franchisee and, upon thirty (30) days’ prior written notice to you, reduce or suspend Contributions and operations for one or more periods of any length and terminate (and, if terminated, reinstate) the Fund. If we terminate the Fund, we will distribute all unspent monies to our franchisees, and to us and our affiliates, in proportion to their and our respective Contributions during the preceding twelve (12) month period.

E. Application of Manual. You must comply with the terms of the Manual (other than any personnel and security-related policies and procedures, which are for your optional use). Because complete and detailed uniformity under many varying conditions might not be possible or practical, you acknowledge that we specifically reserve the right and privilege, as we deem best, to vary System Standards for any franchisee based upon the peculiarities of any condition or factors that we consider important to that franchisee’s successful operation. You have no right to require us to grant you a similar variation or accommodation.

The Manual may include audiotapes, videotapes, compact disks, computer software, other electronic media, and/or written materials. It contains System Standards and information on your other obligations under this Agreement. We may modify the Manual periodically to reflect changes in System Standards. You agree to keep your Manual current and in a secure location at the Hotel. If there is a dispute over its contents, our master copy of the Manual controls. You agree that the Manual’s contents are confidential. If your copy of the Manual is lost, destroyed, or significantly damaged, you agree to obtain a replacement copy at our then applicable charge.

At our option, we may post some or all of the Manual on a restricted website or extranet to which you will have access. If we do so, you agree to monitor and access the website or extranet for any updates to the Manual, System Standards, or other aspects of the Hotel System. Any passwords or other digital identifications necessary to access the Manual on a website or extranet will be deemed to be part of Confidential Information. We may require you to return a portion or the entire copy of the Manual given to you in paper or other tangible form after we post the Manual on a restricted website or extranet.

F. Other Arrangements. We may arrange for development, marketing, operations, administration, technical, and support functions, facilities, services, and/or personnel with any other entity. We and our affiliates may use any facilities, programs, services, and/or personnel used in connection with the Hotel System in our and our affiliates’ other business activities, even if these other business activities compete with the Hotel or the Hotel System. You agree that we have the right to delegate the performance of any portion or all of our obligations under this Agreement to third-party designees, whether these designees are our affiliates, agents, or independent contractors with whom we contract to perform these obligations. If we do so, the third-party designees will be obligated to perform the delegated functions for you in compliance with this Agreement.

G. Inspections/Compliance Assistance and Quality Assurance Program. We may inspect your Hotel at any time, with or without notice to you, to determine whether you and the Hotel are complying with the Hotel System, System Standards, and other terms and conditions of this Agreement. If you or the Hotel fails to comply with such obligations, we may require you, at your own cost (and in addition to our other rights and remedies), to correct the deficiencies within the reasonable time we establish. Your Hotel must participate in the quality assurance program that we develop and periodically modify (the “Quality Assurance Program”). As part of the Quality Assurance Program, we and/or our representatives and designees may evaluate whether the Hotel is complying with the Hotel System and System Standards. The primary means of operating the Quality Assurance Program will be evaluations conducted through stays at Hyatt Place Hotels. If we determine that the Hotel is not complying with the Hotel System, System Standards, and other terms and conditions of this Agreement and then instruct you to correct those deficiencies, we may charge you One Thousand Five Hundred Dollars ($1,500) for each follow-up or re-evaluation visit until the deficiencies have been fully corrected.

H. Annual Conventions. We may, at our option, hold an annual convention for Hyatt Place Hotels or all Hyatt Select Hotels Group hotels (which currently include Hyatt Place Hotels and Hyatt Summerfield Suites hotels and may include other hotel brands in the future) (the “Annual Convention”) at a location we designate. We may require your general manager and other key Hotel personnel to attend the Annual Convention. You must pay us our then current attendance fee for each person from your Hotel who attends the Annual Convention. You also must pay all expenses your attendees incur to attend the Annual Convention.

I. Exercise of Our Judgment. We have the right to develop, operate, and change the Hotel System in any manner not specifically prohibited by this Agreement. Whenever we have reserved in this Agreement a right to take or to withhold an action, or to grant or decline to grant you the right to take or omit an action, we may, except as otherwise specifically provided in this Agreement, make our decision or exercise our rights based on information readily available to us and our judgment of what is in the best interests of us, Hyatt Place Hotel franchisees generally, or the Hotel System at the time our decision is made, without regard to whether we could have made other reasonable or even arguably preferable alternative decisions or whether our decision promotes our financial or other individual interest.

5. Proprietary Rights.

A. Ownership and Goodwill of Proprietary Marks, Copyrighted Materials, and Confidential Information. Our affiliate has licensed the Proprietary Marks, Copyrighted Materials, and Confidential Information to us to use and sublicense in franchising, developing, and operating Hyatt Place Hotels. Your right to use the Proprietary Marks, Copyrighted Materials, and Confidential Information is derived only from this Agreement and is limited to your operating the Hotel according to this Agreement and all System Standards we prescribe during the Term. Your unauthorized use of the Proprietary Marks, Copyrighted Materials, and Confidential Information is a breach of this Agreement and infringes our and our affiliate’s rights in the Proprietary Marks, Copyrighted Materials, and Confidential Information. You acknowledge and agree that your use of the Proprietary Marks, Copyrighted Materials, and Confidential Information and any goodwill established by that use are exclusively for our and our affiliate’s benefit and that this Agreement does not confer any goodwill or other interests in the Proprietary Marks, Copyrighted Materials, and Confidential Information upon you (other than the right to operate the Hotel under this Agreement). You may not at any time during or after the Term contest or assist any other person in contesting the validity, or our and our affiliate’s ownership, of the Proprietary Marks, Copyrighted Materials, and Confidential Information.

B. Limitations on your Use of Proprietary Marks. You agree to use the Proprietary Marks as the Hotel’s sole identification, except that you must identify yourself as its independent owner in the manner we periodically specify. You may not use any Proprietary Mark (1) as part of any corporate or legal business name, (2) with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos we license to you), (3) in providing or selling any unauthorized services or products, (4) as part of any domain name, homepage, meta tags, keyword, electronic address, or otherwise in connection with a website or other electronic media (unless we have approved such use in advance), or (5) in any other manner we have not expressly authorized in writing. If we discover your unauthorized use of the Proprietary Marks, in addition to our other rights and remedies under this Agreement and applicable law, we may require you to destroy (with no reimbursement from us) all offending items reflecting such unauthorized use.

You may not use any Proprietary Mark in advertising the transfer, sale, or other disposition of the Hotel or an ownership interest in you without our prior written consent, which we will not unreasonably withhold. You agree to display the Proprietary Marks prominently as we prescribe at the Hotel and on forms, advertising, supplies, and other materials we periodically designate. You agree to give the notices of trade and service mark registrations that we specify and to obtain any fictitious or assumed name registrations required under applicable law.

C. Notification of Infringements and Claims. You agree to notify us immediately of any apparent infringement or challenge to your use of any Proprietary Mark, Copyrighted Materials, or Confidential Information, or of any person’s claim of any rights in any Proprietary Mark, Copyrighted Materials, or Confidential Information, and not to communicate with any person other than us, our affiliates, and our and their attorneys, and your attorneys, regarding any infringement, challenge, or claim. We and our affiliates may take the action we and they deem appropriate (including no action) and control exclusively any litigation, U.S. Patent and Trademark Office proceeding, or other administrative proceeding arising from any infringement, challenge, or claim or otherwise concerning any Proprietary Mark, Copyrighted Materials, or Confidential Information. You agree to sign any documents and take any other reasonable action that, in the opinion of our and our affiliates’ attorneys, are necessary or advisable to protect and maintain our and our affiliates’ interests in any litigation or Patent and Trademark Office or other proceeding or otherwise to protect and maintain our and our affiliates’ interests in the Proprietary Marks, Copyrighted Materials, and Confidential Information. We or our affiliate will reimburse your reasonable out-of-pocket costs for taking any requested action.

D. Discontinuance of Use of Proprietary Marks. If it becomes advisable at any time for us and/or you to modify, discontinue using, and/or replace any Proprietary Mark and/or to use one or more additional, substitute, or replacement trade or service marks together with or in lieu of any previously-designated Proprietary Mark, you agree to comply with our directions within a reasonable time after receiving notice. Neither we nor our affiliates will reimburse you for your expenses of changing the Hotel’s signs, for any loss of revenue due to any modified or discontinued Proprietary Mark, or for your expenses of promoting a modified or substitute trademark or service mark.

Our rights in this Section 5D apply to any and all of the Proprietary Marks (and any portion of any Proprietary Mark) that this Agreement authorizes you to use. We may exercise these rights at any time and for any reason, business or otherwise, we think best. You acknowledge both our right to take this action and your obligation to comply with our directions.

E. Indemnification for Use of Proprietary Marks. We agree to reimburse you for all damages and expenses that you incur in any trademark infringement proceeding disputing your authorized use of any Proprietary Mark under this Agreement if you have timely notified us of, and comply with our directions in responding to, the proceeding. At our option, we and/or our affiliate(s) may defend and control the defense of any proceeding arising from your use of any Proprietary Mark under this Agreement.

F. Confidential Information. We and our affiliates possess (and will continue to develop and acquire) Confidential Information, some of which constitutes trade secrets under applicable law, relating to developing and operating Hyatt Place Hotels, including:

(1)	site selection criteria;

(2)	the substance, design, and construction of Hyatt Place Hotels;

(3)	training and operations materials and manuals, including the Manual;

(4)	methods, formats, specifications, standards, systems, procedures, sales and marketing techniques, knowledge, and experience used in developing and operating Hyatt Place Hotels;

(5)	marketing and advertising programs for Hyatt Place Hotels;

(6)	information regarding the Hotel’s guests;

(7)	knowledge of specifications for and suppliers of FF&E and other products and supplies;

(8)	any computer software or other technology that is proprietary to us or the Hotel System, including digital passwords and identifications and any source code of, and data, reports, and other printed materials generated by, the software or other technology;

(9)	knowledge of the operating results and financial performance of Hyatt Place Hotels other than the Hotel; and

(10)	graphic designs and related intellectual property. All information we obtain from you or about the Hotel or its guests pursuant to this Agreement, or any agreement ancillary to this Agreement (including agreements relating to the CRS and other software systems we provide or require), or otherwise related to the Hotel, will become part of Confidential information and our property, which we then may use for any reason we deem necessary or appropriate. However, you may at any time during or after the Term use to the extent lawful and at your own risk any information and data stored in your Hotel’s property management system database.

(11)

You acknowledge and agree that you will not acquire any interest in Confidential Information, other than the right to use certain Confidential Information as we specify while operating the Hotel during the Term, and that Confidential Information is proprietary, includes our and our affiliate’s trade secrets, and is disclosed to you only on the condition that you agree, and you hereby do agree, that you:

(a)	will not use Confidential Information in any other business or capacity;

(b)	will keep confidential each item deemed to be a part of Confidential Information, both during and after the Term (afterward for as long as the item is not generally known in the hotel industry);

(c)	will not make unauthorized copies of any Confidential Information disclosed via electronic medium or in written or other tangible form; and

(d)	will adopt and implement reasonable procedures to prevent unauthorized use or disclosure of Confidential Information.

Confidential Information does not include information, knowledge, or know-how that you can demonstrate lawfully came to your attention before we or our affiliate provided it to you directly or indirectly; that, at the time we or our affiliate disclosed it to you, already had lawfully become generally known in the hotel industry through publication or communication by others (without violating an obligation to us or our affiliate); or that, after we or our affiliate disclose it to you, lawfully becomes generally known in the hotel industry through publication or communication by others (without violating an obligation to us or our affiliate). However, if we include any matter in Confidential Information, anyone who claims that it is not Confidential Information must prove that one of the exclusions provided in this paragraph is satisfied.

All ideas, concepts, techniques, or materials relating to a Hyatt Place Hotel, whether or not protectable intellectual property and whether created by or for you or your owners or employees, must be promptly disclosed to us and will be deemed to be our and our affiliate’s sole and exclusive property, part of the Hotel System, and works made-for-hire for us and our affiliate. If any item does not qualify as a “work made-for-hire” for us and our affiliate, by this paragraph you assign ownership of that item, and all related rights to that item, to us and agree to take whatever action (including signing assignment or other documents) we request to evidence our ownership or to help us obtain intellectual property rights in the item.

6. Records and Audits

A. Reports. At our request, you must prepare and deliver to us daily, monthly, quarterly, and annual operating statements, profit and loss statements, balance sheets, and other reports we require, prepared in the form, by the methods, and within the timeframes we specify in the Manual. The reports must contain all information we require and be certified as accurate in the manner we require. By the tenth (10th) day of each month, you agree to prepare and send us a statement for the previous month, certified by your chief financial or principal accounting officer, listing Gross Rooms Revenue, other Hotel revenues, room occupancy rates, reservation data, the amounts currently due under Section 3D, and other information we deem useful in connection with the Hotel System (the “Data”). The statement will be in the form and contain the detail we reasonably request, will be our property, and may be used by us for all reasonable purposes.

B. Preparation and Maintenance of Records. You agree to:

(1)	prepare on a current basis in a form satisfactory to us, and preserve for at least four (4) years, complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing, and other aspects of the Hotel; and

(2)	maintain an accounting system that fully and accurately reflects all financial aspects of the Hotel, including books of account, tax returns, governmental reports, register tapes, daily reports, profit and loss and cash flow statements, balance sheets, and complete quarterly and annual financial statements.

We reserve the right to access your computer system independently to obtain sales information, occupancy information, and other Data. You must send us upon our request any information that we do not access independently from your computer system.

C. Audit. We may at any time during your regular business hours, and without prior notice to you, examine your and the Hotel’s business, bookkeeping, and accounting records, sales and income tax records and returns, and other records. You agree to cooperate fully with our representatives and independent accountants in any examination. If any examination discloses an understatement of the Hotel’s Gross Rooms Revenue, you agree to pay us, within fifteen (15) days after receiving the examination report, the Royalty Fees and Contributions due on the amount of the understatement, the late fee, and interest on the understated amounts from the date originally due until the date of payment. Furthermore, if an examination is necessary due to your failure to furnish reports, supporting records, or other information as required, or to furnish these items on a timely basis, or if our examination reveals a Royalty Fee or Contribution underpayment to us of three percent (3%) or more of the total amount owed during any six (6) month period, or that you willfully understated the Hotel’s Gross Rooms Revenue, you agree to reimburse us for the costs of the examination, including the charges of attorneys and independent accountants and the travel expenses, room and board, and compensation of our employees. These remedies are in addition to our other remedies and rights under this Agreement and applicable law.

D. Annual Financial Information. At our request, not later than ninety (90) days after the end of your fiscal year, you must send us one or more of the following as we may request, certified by your chief financial or principal accounting officer to be true and correct: complete financial statements for that fiscal year (including a balance sheet, statement of operations and statement of cash flow) prepared in accordance with generally accepted accounting principles consistently applied; your income tax returns for the Hotel for that year; and statements reflecting all Gross Rooms Revenue and all sources and amounts of other Hotel revenue generated during the year. Any false certification shall be a material breach of this Agreement. At our request from time to time, you also agree to provide us with those operating statistics for the Hotel that we specify. We may require you to have audited financial statements prepared annually during the Term.

7. Indemnity and Insurance.

A. Our and Your Relationship. We and you may not make any express or implied agreements, warranties, guarantees, or representations, or incur any debt, in the name or on behalf of the other or represent that our respective relationship is other than franchisor and franchisee. We will not be obligated for any damages to any person or property directly or indirectly arising out of the Hotel’s operation or the business you conduct under this Agreement.

B. Your Indemnification of Us. In addition to your obligation under this Agreement to procure and maintain insurance, you agree to indemnify, defend, and hold harmless us, our affiliates, and our and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Indemnified Parties”) against, and to reimburse anyone or more of the Indemnified Parties for, any and all claims, obligations, and damages directly or indirectly arising out of, resulting from, or in connection with

(1)	the application you submitted to us for the rights granted under this Agreement,

(2)	the construction, development, use, occupancy, or operation of the Hotel, including any claim or allegation relating to the Americans with Disabilities Act or any similar law concerning public accommodations for persons with disabilities,

(3)	any bodily injury, personal injury, death, or property damage suffered by any Hotel guest, customer, visitor, or employee,

(4)	claims alleging either intentional or negligent conduct, acts, or omissions by you or us relating to the operation of the Hotel or the Hotel System, and

(5)	your breach of the terms and conditions of this Agreement.

For purposes of this indemnification, “claims” include all obligations, damages (actual, consequential, or otherwise), and costs that any Indemnified Party reasonably incurs in defending any claim against it, including reasonable accountants’, arbitrators’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and other expenses of litigation, arbitration, or alternative dispute resolution, regardless of whether litigation, arbitration, or alternative dispute resolution is commenced. Each Indemnified Party may defend any claim against it at your expense and agree to settlements or take any other remedial, corrective, or other actions, provided that the Indemnified Party will seek your advice and counsel, and keep you informed, with regard to any proposed or contemplated settlement.

The obligations under this Subsection will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. An Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its losses and expenses, in order to maintain and recover fully a claim against you under this subparagraph. You agree that a failure to pursue a recovery or mitigate a loss will not reduce or alter the amounts that an Indemnified Party may recover from you under this Subsection.

If separate counsel is appropriate in our opinion because of actual or potential conflicts of interest, we may retain attorneys and/or independently defend any claim, action, or alleged claim or action at your sole expense. No party may settle any claim or action that could have an adverse effect on us, the Hotel System, or other franchisees without our prior approval.

You have no obligation to indemnify under this Subsection if a court of competent jurisdiction makes a final decision not subject to further appeal that we or our employees directly engaged in willful misconduct or intentionally caused the property damage or bodily injury that is the subject of the claim, so long as the claim is not asserted on the basis of theories of vicarious liability (including agency, apparent agency, or employment) or our failure to compel you to comply with this Agreement (which are claims for which we are entitled to indemnification under this Section 7B). You shall notify us immediately (but not later than five (5) days following your receipt of notice) of any claim, action, or potential claim or action naming any Indemnified Party as a defendant or potential defendant (the “Indemnification Notice”). The Indemnification Notice shall include copies of all correspondence or court papers relating to the claim or action. Your obligation to indemnify us shall not be limited in any way by reason of any insurance that we maintain.

C. Insurance. At your expense, you must procure and at all times during the Term maintain such insurance as may be required by the terms of any lease or mortgage on the premises where the Hotel is located, and in any event no less than the following:

(1)	Property Insurance

(a)	Property insurance (or builder’s risk insurance during any period of construction) on the Hotel building(s) and contents against loss or damage by fire, lightning, windstorm, and all other risks covered by the usual all-risk policy form, all in an amount not less than ninety percent (90%) of the full replacement cost thereof and a waiver of co-insurance and agreed amount endorsement. Such policy shall also include coverage for landscape improvements and law and ordinance coverage in reasonable amounts.

(b)	Boiler and machinery insurance against loss or damage caused by machinery breakdown or explosion of boilers or pressure vessels to the extent applicable to the Hotel.

(c)	Business interruption insurance covering at least twelve (12) months’ loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in subsections (a) and (b) above.

(d)	If the Hotel is located in whole or in part within an area identified by the federal government as having a special flood hazard, flood insurance in an amount not less than the maximum coverage available under the National Flood Insurance Program and excess flood coverage with reasonable limits, including business interruption coverage for at least twelve (12) months’ loss of profits and necessary continuing expenses.

(e)	If the Hotel is located in an “earthquake prone zone” as determined by the U.S. Geological Survey, earthquake insurance in an amount not less than the probable maximum loss less any applicable deductibles, including business interruption coverage for at least twelve (12) months’ loss of profits and necessary continuing expenses, all as determined by a recognized earthquake engineering firm.

(2)	Workers’ Compensation insurance in statutory amounts on all Hotel employees and Employer’s Liability Insurance in amounts not less than $1,000,000 per accident/disease.

(3)

Comprehensive or Commercial General Liability Insurance for any claims or losses arising or resulting from or pertaining to the Hotel or its operation, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage. If the general liability coverages contain a general aggregate limit, such limit shall be not less than $2,000,000, and it shall apply in total to the Hotel only by specific endorsement. Such insurance shall be on an occurrence policy form and include premises and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury, incidental medical malpractice, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any construction.

(4)	Liquor Liability (applicable when you distribute, sell, serve, or furnish alcoholic beverages) for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence.

(5)	Business Auto Liability, including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence.

(6)	Umbrella Excess Liability on a following form in amounts not less than $24,000,000 if the Hotel is four to six stories in height above ground or $14,000,000 if the Hotel is three stories or less in height in excess of the liability insurance required under subsections (2) through (5) above. We may require you to increase the amount of coverage if the number of floors of the Hotel above ground is greater than six or if, in our judgment, such an increase is warranted.

(7)	Such other insurance as may be customarily carried by other hotel operators on hotels similar to the Hotel.

We may periodically increase the amounts of coverage required under these insurance policies and/or require different or additional insurance coverage at any time to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards or relevant changes in circumstances. You also must satisfy the following general insurance requirements:

(i)	All insurance must by endorsement specifically name us and any affiliates that we periodically designate (and our and their employees and agents) as unrestricted additional insureds.

(ii)	Any deductibles or self-insured retentions that you maintain (excluding deductibles for high hazard risks in high hazard geological zones, such as earthquake and windstorm, which shall be as required by the insurance carrier) shall not exceed $25,000, or such higher amount as we (at our option) may approve in writing in advance.

(iii)	You must purchase each policy from an insurance company reasonably acceptable to us and licensed, authorized or registered to do business in the state where the Hotel is located. However, this licensing requirement shall not apply to those insurers providing Umbrella Excess Liability above $5,000,000 under subsection (6) above.

(iv)	All required insurance must be specifically endorsed to provide that the coverages will be primary and that any insurance carried by any additional insured shall be excess and non-contributory.

(v)	All policies must provide that they may not be canceled, non-renewed, or materially changed without at least thirty (30) days’ prior written notice to us.

(vi)	You may satisfy your insurance obligations under blanket insurance policies that cover your and your affiliates’ other properties so long as such blanket insurance fulfills the requirements in this Agreement.

(vii)	You must deliver to us a certificate of insurance (or certified copy of such insurance policy if we request) evidencing the coverages required above and setting forth the amount of any deductibles. You must deliver to us renewal certificates of insurance (or certified copies of such insurance policy if we request) not less than ten (10) days prior to their respective inception dates.

(viii)	Your obligation to maintain insurance shall not relieve you of your obligations under Section 7B.

(ix)	All insurance must be satisfactory to us and comply with the System Standards. If you fail for any reason to procure or maintain the insurance required by this Agreement, we shall have the right and authority (although without any obligation to do so) to immediately procure such insurance and to charge you the cost together with a reasonable fee for our expenses.

8. Transfer.

A. Transfer by Us. You acknowledge that we maintain a staff to manage and operate the Hotel System and that staff members can change as employees come and go. You represent that you have not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with us in that capacity. We may change our ownership or form and/or assign this Agreement and any other agreement to a third party without restriction. After our assignment of this Agreement to a third party who expressly assumes the obligations under this Agreement, we no longer will have any performance or other obligations under this Agreement.

B. Transfer by You—Defined. You understand and acknowledge that the rights and duties this Agreement creates are personal to you and your owners and that we have granted you the franchise in reliance upon our perceptions of your and your owners’ collective character, skill, aptitude, attitude, business ability, and financial capacity. Accordingly, neither this Agreement (or any interest in this Agreement), the Hotel or substantially all of its assets, or an ownership interest in you or your owners (if such owners are legal entities) may be transferred without our prior written approval, which will not be unreasonably withheld if the conditions for transfer contained in this Section 8 are satisfied. A transfer of the Hotel’s ownership, possession, or control, or substantially all of its assets, may be made only with a transfer of this Agreement. Any transfer without our approval is a breach of this Agreement and has no effect, meaning that you will continue to be obligated to us for all of your obligations under this Agreement.

For purposes of this Agreement, a “Controlling Ownership Interest” in you or one of your owners (if that owner is a legal entity) means the greater of: (a) the percent of the voting shares or other voting rights that results from dividing one hundred percent (100%) of the ownership interests by the number of owners. In the case of a proposed transfer of an ownership interest in you or one of your owners, the determination of whether a “Controlling Ownership Interest” is involved must be made as of both immediately before and immediately after the proposed transfer to see if a “Controlling Ownership Interest” will be transferred (because of the number of owners before the proposed transfer) or will be deemed to have been transferred (because of the number of owners after the proposed transfer); or (b) twenty percent (20%) of the voting shares or other voting rights. In addition, regardless of whether the thresholds in (a) or (b) are satisfied, any transfer of effective control of the power to direct or cause the direction of your (or your owners’) management and policies to someone who did not possess such control as of the Effective Date constitutes the transfer of a Controlling Ownership Interest.

In this Agreement, the term “transfer” includes a voluntary, involuntary, direct, or indirect assignment, sale, gift, or other disposition of any interest in this Agreement; you; the Hotel or substantially all of its assets; any of your owners (if such owner is a legal entity); or any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses. An assignment, sale, gift, or other disposition includes the following events: (1) transfer of ownership of capital stock, a partnership or membership interest, or another form of ownership interest; (2) merger or consolidation or issuance of additional securities or other forms of ownership interest; (3) any sale of a security convertible to an ownership interest; (4) transfer of an interest in you, this Agreement, the Hotel or substantially all of its assets, your owner, or any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses in a divorce, insolvency, or entity dissolution proceeding or otherwise by operation of law; (5) if one of your owners, or an owner of one of your owners, dies, a transfer of an interest in you, this Agreement, the Hotel or substantially all of its assets, your owner, or any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses by will, declaration of or transfer in trust, or under the laws of intestate succession; or (6) pledge of this Agreement (to someone other than us) or of an ownership interest in you or one of your owners as security, foreclosure upon the Hotel, or your transfer, surrender, or loss of the Hotel’s possession, control, or management. You may mortgage the Hotel (but not this Agreement) to a lender that finances your acquisition, development, and/or operation of the Hotel without having to obtain our prior written approval. However, we may require the lender to agree to certain procedures or grant us certain rights if you default and the lender wishes to foreclose on its security interest.

C. Conditions for Approval of Transfer. If you (and your owners) are substantially complying with this Agreement, then, subject to the other provisions of this Section 8, we will approve a transfer that meets all of the requirements in this Section 8C. A non-Controlling Ownership Interest in you or your owners (determined as of the date on which the proposed transfer will occur) may be transferred if the proposed transferee and its direct and indirect owners (if the transferee is a legal entity) are of good character and otherwise meet our then applicable standards for owners of Hyatt Place Hotel franchisees. You also must pay us Seven Thousand Five Hundred Dollars ($7,500) for processing and related costs we incur.

If the proposed transfer is of this Agreement or a Controlling Ownership Interest in you or one of your owners, or is one of a series of transfers (regardless of the time period over which these transfers take place) that in the aggregate transfer this Agreement or a Controlling Ownership Interest in you or one of your owners, then all of the following conditions must be met before or concurrently with the effective date of the transfer:

(1)

the transferee has the necessary business experience, aptitude, and financial resources to operate the Hotel and meets our then applicable standards for Hyatt Place Hotel franchisees. The proposed transferee must submit to us a complete application for a new franchise agreement (the “Change of Ownership

Application”), accompanied by payment of our then current application fee (although no such fee is due if the transfer is to the spouse, child, parent, or sibling of the owner(s) or from one owner to another). If we do not approve the Change of Ownership Application, we will refund any application fee paid, less Seven Thousand Five Hundred Dollars ($7,500) for processing costs.

We will process the Change of Ownership Application according to our then current procedures, including review of criteria and requirements regarding upgrading the Hotel, credit, background investigations, operations ability and capacity, prior business dealings, market feasibility, guarantees, and other factors concerning the proposed transferee(s) (and, if applicable, its owner(s)) we deem relevant. We have sixty (60) days from receipt of the completed and signed application to consent or withhold our consent to the proposed transfer. If we approve the Change of Ownership Application, the proposed owner will be required to pay any other applicable fees and charges we then impose for new Hyatt Place Hotel franchisees;

(2)	you have paid all Royalty Fees, Contributions, and other amounts owed to us, our affiliates, and third party vendors; have submitted all required reports and statements; and have not violated any material provision of this Agreement or any other agreement with us during both the sixty (60) day period before you requested our consent to the transfer and the period between your request and the effective date of the transfer;

(3)	the transferee’s general manager and other key personnel we specify, if different from your general manager and key personnel, satisfactorily complete our required training programs;

(4)	the transferee and its owners shall (if the transfer is of this Agreement), or you and your owners shall (if the transfer is of a Controlling Ownership Interest in you or one of your owners), sign our then current form of franchise agreement and related documents (including guarantees and assumptions of obligations), any and all of the provisions of which may differ materially from any and all of those contained in this Agreement, including the Royalty Fee and Contribution, and the term of which franchise agreement will be equal to the remaining unexpired portion of the Term;

(5)	you (and your transferring owners) sign our then current form of termination agreement and a general release, in a form satisfactory to us, of any and all claims against us and our owners, affiliates, officers, directors, employees, and agents;

(6)	we have determined that the purchase price and payment terms will not adversely affect the transferee’s operation of the Hotel;

(7)	you sign all documents we request evidencing your agreement to remain liable for all obligations to us and our affiliates existing before the effective date of the transfer; and

(8)	you and your transferring owners will not directly or indirectly at any time or in any manner identify yourself or themselves in any business as a current or former

Hyatt Place Hotel or as one of our franchisees; use any Proprietary Mark, any colorable imitation of a Proprietary Mark, or other indicia of a Hyatt Place Hotel in any manner or for any purpose; or utilize for any purpose any trade name, trade or service mark, or other commercial symbol that suggests or indicates a connection or association with us.

We may review all information regarding the Hotel that you give the proposed transferee, correct any information that we believe is inaccurate, and give the transferee copies of any reports that you have given us or we have made regarding the Hotel.

D. Transfers of Equity Interest in You Upon Death. Upon the death or mental incompetency of a person with a Controlling Ownership Interest in you, that person’s executor, administrator, or personal representative (“Representative”) must, within three (3) months after the date of death or mental incompetency, transfer the owner’s interest in you to a third party, subject to our approval and the conditions set forth in Section 8C. In the case of a transfer by devise or inheritance, if the heirs or beneficiaries cannot meet the conditions of Section 8C within this three (3) month period, the Representative will have six (6) months from the date of death or mental incompetency to dispose of the interest, subject to our approval and the conditions set forth in Section 8C. We may terminate this Agreement if this required transfer fails to occur within the required timeframe.

E. Registration of a Proposed Transfer of Equity Interests. Subject to this Agreement’s other provisions, ownership interests in you or in owners of a Controlling Ownership Interest in you may be offered to the public only with our prior written consent. All materials required by federal or state law for the sale of any interest in you or your affiliates, including any materials to be used in an offering exempt from registration under federal or state securities laws, must be submitted to us for review before their distribution to prospective investors or filing with any government agency. No such offering may imply or state (by use of the Proprietary Marks or otherwise) that we are participating as an underwriter, issuer, or your representative, suggest that we endorse your offering or agree with any financial projections, or otherwise contain any information about us, this Agreement and our relationship with you, or the Hotel System that we disapprove. Our review and approval of the materials will not in any way be our endorsement of the offering or representation that you have complied or are complying with applicable laws. Our approval will mean only that we believe the references in the offering materials to us, this Agreement and our relationship with you, and the Hotel System, and the use in the offering materials of the Proprietary Marks, are accurate and acceptable. You must pay us a non-refundable fee equal to Five Thousand Dollars ($5,000) to review each proposed offering. We may require changes to your offering materials for the purposes specified above and have the right to request and receive a full indemnification from all participants in the offering before issuing our consent.

F. Non-Waiver of Claims. Our consent to a transfer of this Agreement and the Hotel, or an ownership interest in you or your owners, is not a representation of the fairness of the terms of any contract between you (or the owners) and the transferee, a guarantee of the Hotel’s or transferee’s prospects of success, or a waiver of any claims we have against you (or the owners) or of our right to demand the transferee’s full compliance with this Agreement.

9. Condemnation and Casualty.

A. Condemnation. You must immediately notify us of any proposed taking of any portion of the Hotel by eminent domain or condemnation. If we agree that all or a substantial portion of the Hotel is to be taken, we may (but have no obligation to) allow you to transfer this Agreement to a new location you select within four (4) months after the taking. If we approve the new location, and if within eighteen (18) months after closing the Hotel you open a new Hyatt Place Hotel at the new location according to our specifications and this Agreement’s other terms and conditions, then the new Hyatt Place Hotel shall be deemed to be the Hotel franchised under this Agreement. If a condemnation takes place, and you do not open a new hotel within such eighteen (18) month period, we may terminate this Agreement immediately upon notice to you but will not require you to pay us any liquidated damages. However, if a condemnation takes place and you open a new hotel but that new hotel is not a Hyatt Place Hotel or does not for whatever reason become the Hotel franchised under this Agreement (or if it is evident to us that this will be the case), we may terminate this Agreement immediately upon notice to you, and you will be required to pay us liquidated damages equal to Four Thousand Dollars ($4,000) multiplied by the number of guest rooms at the new hotel.

B. Casualty. If the Hotel is damaged by fire or casualty, you must repair the damage according to our System Standards and this Agreement’s other terms and conditions. If the damage or repair requires you to close all or any portion of the Hotel, you must:

(1)	notify us immediately;

(2)	commence reconstruction within four (4) months after closing; and

(3)	reopen for continuous business operations as a Hyatt Place Hotel as soon as practicable (but in any event within twenty-four (24) months) after closing the Hotel but not without providing us at least ten (10) days’ advance notice of the proposed reopening date.

If the Hotel is reopened, but not in accordance with this Section 9B (including by your failure to reopen the Hotel as a Hyatt Place Hotel), we may terminate this Agreement and exercise the rights under either Section 10E(1) or (2). However, if the Hotel is not reopened (either as a Hyatt Place Hotel or under any other brand) in accordance with this Section 9B, we may terminate this Agreement, and you will be required to pay us liquidated damages as provided under Section 10E(2), provided, however, that the amount of liquidated damages will not exceed the amount of any insurance proceeds you receive. When you pay the liquidated damages, you must show us documentation evidencing the insurance proceeds you have received.

C. Extensions of Term. The Term will be extended for the period of time during which the Hotel is not operating due to fire or other casualty. You need not make any payments under Sections 3D(4)(a) and (b) while the Hotel is closed by reason of condemnation or casualty unless you receive insurance proceeds.

10. Termination.

A. Expiration of Term. This Agreement will expire without notice effective twenty (20) years from the Opening Date, subject to its earlier termination as set forth in this Agreement. Subject to your renewal rights in Section 11, when the Term expires, you must comply with our de-identification procedures set forth in Section 10D of this Agreement and/or in the Manual (the “De-Identification Procedures”).

B. Termination by Franchisee. You have no right to terminate this Agreement at any time, under any circumstances, before the Term expires. You must operate the Hotel within the Hotel System in compliance with this Agreement for the full Term.

C. Termination by Us.

(1)	Default with Opportunity to Cure. We have the right to terminate this Agreement, effective on the date stated in our written notice (or the earliest date permitted by applicable law), if:

(a)	you fail to pay us or any of our affiliates any fees or other amounts due under this Agreement or any other agreement between you and us and any of our affiliates and do not cure that default within ten (10) days after delivery of our written notice of default to you;

(b)	you fail to pay when due any financial obligation to a Provider and do not cure that default within thirty (30) days after delivery of our written notice of default to you;

(c)	you fail to comply with any other provision of this Agreement, the Manual, or any System Standard and do not cure that default within thirty (30) days after delivery of our written notice of default to you;

(d)	you fail to comply with any other agreement with us or our affiliates relating to the Hotel and do not cure that default within thirty (30) days (or such shorter time period that the other agreement specifies for curing that default) after delivery of our written notice of default to you;

(e)	you fail to send us a copy of the recorded deed, an executed lease for at least the Term, or other evidence satisfactory to us of your right to control the Hotel’s premises before you commence construction or any material renovation of the Hotel or within ten (10) days after our request for such information or materials; or

(f)	you do not buy, maintain, or send us evidence of required insurance coverage and do not cure that default within ten (10) days after delivery of our written notice of default to you.

(2)	Default Without Opportunity to Cure (Immediate Termination by Us). We may terminate this Agreement immediately, without giving you an opportunity to cure the default, effective upon delivery of written notice to you (or such later date as required by law), if:

(a)	you or any guarantor of your obligations (a “Guarantor”) admits its inability to pay its debts as they become due or makes a general assignment for the benefit of creditors;

(b)	you or any Guarantor commences or consents to any case, proceeding, or action seeking: (i) reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (ii) appointment of a receiver, trustee, custodian, or other official for any portion of its property;

(c)	you or any Guarantor takes any corporate or other action to authorize any of the actions set forth above in Section 10C(2)(a) or 10C(2)(b);

(d)	any case, proceeding, or other action against you or any Guarantor is commenced seeking an order for relief against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property, and such case, proceeding, or other action: (i) results in an order for relief against it that is not fully stayed within seven (7) business days after being entered; or (ii) remains un-dismissed for forty-five (45) days;

(e)	an attachment remains on all or any part of the Hotel or your or any Guarantor’s assets for at least thirty (30) days;

(f)	you or any Guarantor fails, within sixty (60) days after the entry of a final judgment against you or any Guarantor in any amount exceeding Fifty Thousand Dollars ($50,000), to discharge, vacate, or reverse the judgment, to stay its execution, or, if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal;

(g)	you cease constructing and/or operating the Hotel at the location designated on Attachment A under the Proprietary Marks, or lose possession or the right to possess all or a significant part of the Hotel, for any reason except as otherwise provided in this Agreement;

(h)	you contest in any court or proceeding all or any portion of our ownership of the Hotel System or the validity of any Proprietary Mark, Copyrighted Materials, or Confidential Information;

(i)	you (or any of your owners) make or attempt to make a transfer in violation of Section 8;

(j)	you fail to identify the Hotel to the public as a Hyatt Place Hotel or discontinue operating the Hotel as a Hyatt Place Hotel, and it is not unreasonable for us under the facts and circumstances to conclude that you do not intend to continue to operate the Hotel under the Proprietary Marks;

(k)	any action is taken to dissolve or liquidate you or any Guarantor, except due to death;

(l)	you or any of your owners or Guarantors is, or is discovered to have been, convicted of a felony or any other offense likely in our reasonable opinion to reflect adversely upon us, the Hotel System, or the Proprietary Marks, including any violation of laws or regulations relating to discrimination, equal employment, or equal opportunity;

(m)	you knowingly maintain false books and records of account or knowingly submit false or misleading reports or information to us, including any information you provide or fail to provide on your franchise application;

(n)	you (or any of your owners) knowingly make any unauthorized use or disclosure of any part of the Manual or any other Confidential Information;

(o)	we determine that a serious threat or danger to public health or safety results from the construction, maintenance, or operation of the Hotel, such that an immediate shutdown of the Hotel or construction site is necessary to avoid a substantial liability or loss of goodwill to the Hotel System;

(p)	we exercise our right to terminate this Agreement pursuant to Section 9A because of a condemnation;

(q)	you or your affiliates register or attempt to register any Proprietary Mark or a derivative without our prior written consent;

(r)	you violate any law, ordinance, or regulation and do not begin to cure the violation immediately after receiving notice from us or any other party and to complete the cure as soon as is reasonably practicable or within the timeframe allowed by law, whichever is shorter;

(s)	you fail to pay when due any federal or state income, service, sales, or other taxes due on the Hotel’s operation, unless you are in good faith contesting your liability for those taxes or have received an extension from the applicable government agency of the time within which to make such payments;

(t)	you (1) fail on three (3) or more separate occasions within any twelve (12) consecutive month period to comply with this Agreement, whether the failures relate to the same or different obligations under this Agreement and whether or not you correct the failures after our delivery of notice to you; or (2) fail on two (2) or more separate occasions within any six (6) consecutive month period to comply with the same obligation under this Agreement, whether or not you correct the failures after our delivery of notice to you; or

(u)	your or any of your owners’ assets, property, or interests are blocked under any law, ordinance, or regulation relating to terrorist activities, or you or any of your owners otherwise violate any such law, ordinance, or regulation.

(3)	Suspension of Rights. You acknowledge that, upon your failure to remedy any default specified in any written notice issued to you under Section 10C, we have the right, until you comply to our satisfaction with the written notice, to

(a)	suspend your right to use, and your access to, the CRS, the GDS, any Cooperative advertising program and any materials and programs that the Fund makes available,

(b)	remove your Hotel from our advertising publications and/or the National Directory,

(c)	suspend or terminate any temporary or other fee reductions to which we might have agreed in any amendment(s) to this Agreement, and/or

(d)	refuse to provide any operational support, including other information technology and network services.

If we suspend you from the CRS, we have the right to divert reservations previously made for the Hotel to other Hyatt Place Hotels or affiliated brand hotels. We will exercise our right to suspend your rights only after your cure period under the written notice of default has expired. Our exercise of this right will not constitute an actual or constructive termination of this Agreement nor be our sole and exclusive remedy for your default. If we exercise our right not to terminate this Agreement but to implement such suspension and/or removal, we may at any time after the appropriate cure period under the written notice has lapsed terminate this Agreement without giving you any additional corrective or cure period. During any suspension period, you must continue to pay all fees and other amounts due under, and otherwise comply with, this Agreement and any related agreement. Our election to suspend your rights as provided above will not be a waiver by us of any breach of this Agreement. If we rescind any suspension of your rights, you will not be entitled to any compensation, including repayment, reimbursement, refunds, or offsets, for any fees, charges, expenses, or losses you might have incurred due to our exercise of any suspension right provided above.

(4)	General.

(a)	In any arbitration or other proceeding in which the validity of our termination of this Agreement is contested, we may cite and rely upon all of your defaults or violations of this Agreement, not only the defaults or violations referenced in any written default notice sent to you.

(b)	No notice of termination that we issue will relieve you of your obligations that survive termination of this Agreement, including your de-identification, indemnification, and liquidated damages payment obligations.

(c)	By signing this Agreement, you agree that we have the right and authority (but not the obligation) to notify your Lender and suppliers if you are in default under, or we have terminated, this Agreement.

D. Obligations Upon Termination or Expiration of this Agreement.

(1)	The “De-identification Date” means the date upon which we give you written notice of our decision not to purchase the Hotel’s premises and related property under Section 10E(l) below, or, if we do not give you either such a written notice or a Purchase Notice (as defined in Section 10E(1) below), on the fifteenth (15th) day following the date that this Agreement expires or terminates. Beginning on the De-Identification Date, you must immediately cease using the Hotel System and de-identify the Hotel by taking whatever action we deem necessary to ensure that the Hotel no longer is identified as a hotel within the Hotel System. You agree to take the following steps, among other actions, to de-identify the Hotel:

(a)	return to us the Manual, all other Copyrighted Materials, and all materials containing Confidential Information or bearing any of the Proprietary Marks and cease using all such items;

(b)	remove all items identifying the Hotel System, including by taking the following actions: remove all elements of the trade dress and other distinctive features, devices, and/or items associated with the Hotel System, including FF&E, interior signage, lobby signage, door identifier signage, directional signage, phone face plates, memo pads, pens, cups, glasses, signage on the back of guest room doors, and all other signage bearing one or more of the Proprietary Marks. However, you may immediately cover all exterior signage in a professional manner until such time, not to exceed thirty (30) days after the De-identification Date, that permanent removal occurs if you immediately schedule the permanent removal of all exterior signage bearing any of the Proprietary Marks and give us written evidence of that schedule. In addition, you must make at your expense such specific additional changes that we reasonably request to de-identify the Hotel;

(c)	change the Hotel’s telephone listing and immediately stop answering the telephone in any way that would lead a current or prospective customer, vendor, or other person to believe that the Hotel still is associated with the Hotel System or us;

(d)	stop all use of the Hotel Website and its domain name (which is our property) and require all third-party websites to remove any references that directly or indirectly associate the Hotel with the Proprietary Marks;

(e)	cancel all fictitious, assumed, or other business name registrations relating to your use of the Proprietary Marks; and

(f)	permit our representatives to enter the Hotel on no less than twenty four (24) hours’ prior notice to conduct inspections on a periodic basis until de-identification is completed to our satisfaction.

Beginning on the De-identification Date and continuing until de-identification is completed to our satisfaction, you must maintain a conspicuous sign at the registration desk in a form we specify stating that the Hotel no longer is associated with the Hotel System. You may not without our permission represent to the public or hold yourself out as a former franchisee of ours. You acknowledge that the de-identification process is intended to alert the public immediately that the Hotel is not affiliated with the Hotel System. If you fail to comply strictly with all of the de-identification provisions in this Section 10D(1), you will be obligated to: (i) pay us a Royalty Fee of Five Thousand Dollars ($5,000) per day until de-identification is completed to our satisfaction; and (ii) permit our representatives to enter the Hotel to complete the de-identification process at your expense. You agree to pay all our costs and expenses of enforcing these de-identification provisions, including all attorneys’ fees and costs. Nothing in this Section or this Agreement limits our rights or remedies at law or in equity if you do not complete the de-identification procedures as provided above, including our right to seek and obtain an injunction to remove or cause to be removed, at your sole cost and expense, all signage from the Hotel.

(2)	Unless otherwise provided in this Agreement, within five (5) days after the termination or expiration of this Agreement, you must pay all amounts owed to us and our affiliates under this Agreement or any other agreement.

(3)	Upon this Agreement’s termination or expiration for any reason, we have the right to contact those individuals or entities who have reserved rooms with you through the CRS, and any other Hotel customers, and inform them that your lodging facility no longer is part of the Hotel System. We also have the right to inform those individuals and entities of other Hyatt Place Hotels within our Hotel System that are proximately located to your lodging facility in case they prefer to change their reservations so that they can stay at a Hyatt Place Hotel. Our exercise of these rights will not constitute an interference with your contractual or business relationship. You acknowledge that the individuals and entities that made reservations with your lodging facility when it was a Hotel under this Agreement constitute our customers.

(4)	The following Sections of this Agreement shall survive termination or expiration of this Agreement regardless of the circumstances: 3A(l3), 3A(l5), 5A, 5F, 6C, 7A, 7B, 7C, 10D, 10E, 12 and 13. Additionally, all of your covenants, obligations, and agreements that by their terms or by implication are to be performed after the termination or expiration of the Term shall survive such termination or expiration.

E. Purchase Rights or Payment of Liquidated Damages. You acknowledge and confirm that we will suffer substantial damages as a result of the termination of this Agreement, including lost Royalty Fees, lost Contributions, lost market penetration and goodwill, loss of Hotel System representation in the Hotel’s market area, confusion of national accounts and individual customers, disadvantage in competing for national accounts and other types of bookings for the Hotel System, lost opportunity costs, and expenses we will incur in developing another franchise in the Hotel’s market area, all of which damages are difficult to estimate accurately and proof of which would be burdensome and costly, although such damages are real and meaningful to us. Therefore, upon termination of this Agreement before the Term expires (except for a termination pursuant to Section 9A), you and we agree that we will have the right to choose one of the following two alternatives, exercisable upon giving you written notice:

(1)

We have the right, exercisable upon written notice to you (“Purchase Notice”) within fifteen (15) days after the date of such termination, to purchase the Hotel’s premises and related property. During the period beginning on the date that we provide you a Purchase Notice and ending on the date upon which we and you close the asset purchase that this Subsection (1) contemplates, you must continue to comply with this Agreement and the related agreements as if they were still in full force and effect. If we and you agree on a purchase price, the closing will take place within thirty (30) days after that agreement. If we and you cannot agree on a purchase price within fifteen (15) days after the date of the Purchase Notice, we and you will each obtain an appraisal of the Hotel’s fair market value from a nationally recognized appraiser of hotel properties comparable to the Hotel. However, the purchase price shall not include any value for the rights granted by this Agreement, goodwill attributable to the Proprietary Marks, our brand image, and other intellectual property, or the Hotel’s participation in the network of Hyatt Place Hotels. We and you must pay the costs of our respective appraisers. If, after receiving the appraisals, we and you agree on the Hotel’s fair market value, that fair market value will constitute the purchase price, and the closing will take place within thirty (30) days after such agreement. If, after receiving the appraisals, we and you cannot within ten (10) days agree on the Hotel’s fair market value, the purchase price will be determined by “baseball arbitration” in the city of our then current principal business address according to the American Arbitration Association’s then current Arbitration Rules for the Real Estate Industry (“AAA Rules”), as modified below in this Section 10E. We and you will jointly select a third party to act as the sole arbitrator (the “Arbitrator”) to determine the Hotel’s fair market value. That Arbitrator must be a person having at least ten (10) years’ recent professional experience in valuing real estate, including lodging properties, and be qualified to act as an Arbitrator in accordance with the AAA Rules. If we and you do not agree on an Arbitrator with such qualifications within fifteen (15) days after the expiration of the ten (10) day period referenced above, the Arbitrator shall be appointed by the American Arbitration Association according to the AAA Rules.

(a)	The Arbitrator will be instructed and obligated to decide, within thirty (30) days after his or her appointment, only whether the appraisal we submitted or the appraisal you submitted most accurately reflects the Hotel’s fair market value based upon the appraisals submitted and other information normally considered by an appraiser of hotels and real estate. The Arbitrator has no authority to compromise between the two appraisals; he or she is authorized only to choose one or the other. Each party agrees to cooperate fully and provide all information the Arbitrator requests to determine fair market value.

(b)	The Arbitrator’s choice of appraisal shall be in writing, shall constitute the purchase price under this Agreement, shall be final, conclusive, and binding on the parties as an “award” under the AAA Rules, and may be enforced by a court of competent jurisdiction. We and you will share equally all arbitration expenses. We (or our designee) will purchase the Hotel premises and related property at the purchase price fixed by the Arbitrator, and closing shall take place within thirty (30) days after being notified in writing of the Arbitrator’s decision.

The closing under this Section 10E(1) will take place at a location and on a date (subject to the timeframes set forth above) we choose. We and you will sign documents, including deeds, affidavits, transfers and assignments, and any other documents necessary or appropriate to vest legal, marketable, and insurable fee simple title to the Hotel in us. You must satisfy all liens, mortgages, and/or encumbrances on the Hotel. We and you will share equally any closing costs.

We are entitled to all customary representations, warranties, and indemnities in our purchase, including representations and warranties as to ownership and condition of and title to assets; liens and encumbrances on assets; validity of contracts and agreements; liabilities affecting the assets, contingent or otherwise; and indemnities for all actions, events, and conditions that existed or occurred in connection with the Hotel or your business before the closing. We have the unrestricted right to assign this option to purchase to a third party (including an affiliate) who then will have all the rights described in this Section.

(2)	We have the right, exercisable upon written notice to you (“Liquidated Damages Notice”) within fifteen (15) days after the date of such termination, to receive liquidated damages in a lump sum as calculated below as of the effective date of termination. You must pay us the liquidated damages within fifteen (15) days after the date of our Liquidated Damages Notice. If the Hotel had opened for business before the effective date of termination, the liquidated damages payable under this Section 10E(2) shall be equal to the greater of: (i) Four Thousand Dollars ($4,000) multiplied by the number of approved Guest Rooms at the Hotel; or (ii) either (a), (b) or (c) below, whichever is applicable.

(a)

If this Agreement is terminated before the fifth (5th) anniversary of the Opening Date, the product of (x) the number of months remaining between the month of termination and the eighth (8th) anniversary of the Opening Date, multiplied by (y) the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination (or for such lesser period that the Hotel has been open, if the Hotel has not then been open for at least twelve (12) months);

(b)

If this Agreement is terminated on or after the fifth (5th) anniversary of the Opening Date, but before the seventeenth (17th) anniversary of the Opening Date, the product of thirty-six (36) multiplied by the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination; or

(c)

If this Agreement is terminated on or after the seventeenth (17th) anniversary of the Opening Date, the product of (x) the number of months remaining between the month of termination and the twentieth (20th) anniversary of the Opening Date, multiplied by (y) the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination.

If the Hotel had not yet opened for business as of the effective date of termination, you agree to pay us liquidated damages in the amount of Four Thousand Dollars ($4,000) multiplied by the number of approved Guest Rooms at the Hotel. Notwithstanding any temporary fee reductions to which we might have agreed in an amendment(s) to this Agreement, all liquidated damages calculations based on monthly fees shall be calculated on the full (and not the discounted) monthly Royalty Fees and Contributions required under this Agreement as of the Effective Date. You agree that the liquidated damages calculated under this Section 10E(2) represent the best estimate of our damages arising from any termination of this Agreement before the Term expires. Your payment of the liquidated damages to us will not be considered a penalty but, rather, a reasonable estimate of fair compensation to us for the damages we will incur because this Agreement did not continue for the Term’s full length. You acknowledge that your obligation to pay us liquidated damages is in addition to, and not in lieu of, your obligations to pay other amounts due to us under this Agreement as of the date of termination and to comply strictly with the de-identification procedures in Section 10D(1) and your other post-termination obligations. If any valid law or regulation governing this Agreement limits your obligation to pay, and our right to receive, the liquidated damages for which you are obligated under this Section, you shall be liable to us for any and all damages we incur, now or in the future, as a result of your breach of this Agreement.

11. Renewal.

A. Your Right to Enter Into a Successor Franchise Agreement. When this Agreement expires:

(1)	if you (and your owners) have substantially complied with this Agreement during its Term;

(2)	if you received passing Quality Assurance Scores (as defined in the Manual) on all evaluations we conducted during the preceding three (3)-year period;

(3)	if you (and your owners) are, both on the date you give us written notice of your election to acquire a successor franchise (as provided below) and on the date on which the term of the successor franchise commences, in full compliance with this Agreement and all System Standards; and

(4)	provided that:

(a)	you maintain possession of and agree (regardless of cost) to renovate, remodel, and/or expand the Hotel (which may include structural alterations), add or replace improvements and FF&E, and otherwise modify the Hotel as we require to comply with System Standards then applicable for new Hyatt Place Hotels, or

(b)	at your option, you secure a substitute site that we approve and you construct and develop that site according to System Standards then applicable for Hyatt Place Hotels, we will offer you the right to enter into a successor franchise agreement to operate the Hotel as a Hyatt Place Hotel for a term commencing immediately upon the expiration of this Agreement and expiring ten (10) years from that date (the “Successor Franchise Right”). You agree to sign the franchise agreement we then use to grant franchises for Hyatt Place Hotels (modified as necessary to reflect the fact that it is for a successor franchise and that there will be no further renewal or successor franchise rights), which may contain provisions that differ materially from any and all of those contained in this Agreement. You must pay us our then current PIP fee.

If you (and your owners) are not, both on the date you give us written notice of your election to exercise the Successor Franchise Right and on the date on which the term of the successor franchise agreement is scheduled to commence, in full compliance with this Agreement and all System Standards, you acknowledge that we need not enter into a successor franchise agreement with you, whether or not we had, or chose to exercise, the right to terminate this Agreement during its Term.

B. Grant of a Successor Franchise. You agree to give us written notice of your election to exercise the Successor Franchise Right no more than two hundred twenty (220) days and no less than one hundred eighty (180) days before this Agreement expires. We agree to give you written notice (“Our Notice”), not more than ninety (90) days after we receive your notice, of our decision:

(1)	to enter into a successor franchise agreement with you;

(2)	to enter into a successor franchise agreement with you on the condition that you correct existing deficiencies of the Hotel or in your operation of the Hotel; or

(3)	not to enter into a successor franchise agreement with you based on our determination that you and your owners have not substantially complied with this Agreement during its Term, that you did not receive passing Quality Assurance Scores on all evaluations we conducted during the preceding three (3)-year period, or that you (and your owners) were not in full compliance with this Agreement and all System Standards on the date you gave us written notice of your election to exercise the Successor Franchise Right.

If applicable, Our Notice will:

(a)	describe the renovation, remodeling, expansion, improvements, and/or modifications required to bring the Hotel into compliance with then applicable System Standards for new Hyatt Place Hotels; and

(b)	state the actions you must take to correct operating deficiencies and the time period in which you must correct these deficiencies.

If we elect not to enter into a successor franchise agreement with you, Our Notice will describe the reasons for our decision. If we elect to enter into a successor franchise agreement with you, your effective exercise of the Successor Franchise Right is subject to your full compliance with all of the terms and conditions of this Agreement through the date of its expiration, in addition to your compliance with the obligations described in Our Notice.

If Our Notice states that you must cure certain deficiencies of the Hotel or its operation as a condition to our entering into a successor franchise agreement with you, we will give you written notice of our decision not to enter into a successor franchise agreement with you, based upon your failure to cure those deficiencies, at least ninety (90) days before this Agreement expires. However, we need not give you this ninety (90) days’ notice if we decide not to enter into a successor franchise agreement with you due to your breach of this Agreement during the ninety (90) day period before it expires. If we fail to give you:

(1)	notice of deficiencies in the Hotel, or in your operation of the Hotel, within ninety (90) days after we receive your timely election to exercise the Successor Franchise Right (if we elect to enter into a successor franchise agreement with you under subparagraphs (2) and (b) above); or

(2)	notice of our decision not to enter into a successor franchise agreement with you at least ninety (90) days before this Agreement expires, if this notice is required, we may unilaterally extend the Term for the time period necessary to give you either reasonable time to correct deficiencies or the ninety (90) days’ notice of our refusal to grant a successor franchise. If you fail to notify us of your election to enter into a successor franchise agreement within the prescribed time period, we will deem this to be your decision not to exercise the Successor Franchise Right or enter into a successor franchise agreement with us.

C. Agreements/Releases. If you satisfy all of the other conditions for a successor franchise agreement, you and your owners agree to sign the form of franchise agreement and any ancillary agreements we then customarily use in granting franchises for Hyatt Place Hotels (modified as necessary to reflect the fact that it is for a successor franchise and that there will be no further renewal or successor franchise rights), which may contain provisions that differ materially from any and all of those contained in this Agreement. You and your owners further agree to sign general releases, in a form satisfactory to us, of any and all claims against us and our owners, affiliates, officers, directors, employees, agents, successors, and assigns. We will consider your or your owners’ failure to sign these agreements and releases and to deliver them to us for acceptance and execution (together with our then current PIP fee) within thirty (30) days after their delivery to you to be an election not to enter into a successor franchise agreement.

12. Relationship of Parties

A. No Agency Relationship. You are an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate, the other for any purpose. The parties have a business relationship defined entirely by this Agreement’s express provisions. No partnership, joint venture, affiliate, agency, fiduciary, or employment relationship is intended or created by this Agreement.

B. Your Notices to Public Concerning Independent Status. You must take the steps we periodically require to minimize the chance of a claim being made against us for any occurrence at the Hotel or for acts, omissions, or obligations of you or anyone affiliated with you or the Hotel. Such steps may include giving notice in private or public rooms or on advertisements, business forms, and stationery and other places, making clear to the public that we are not the Hotel’s owner or operator and are not accountable for events occurring at the Hotel.

13. Miscellaneous

A. Severability and Interpretation. Except as expressly provided to the contrary in this Agreement, each section, paragraph, term, and provision of this Agreement is severable, and if, for any reason, any part is held to be invalid or contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency, or tribunal with competent jurisdiction, that ruling will not impair the operation of, or otherwise affect, any other portions of this Agreement, which will continue to have full force and effect and bind the parties. If any applicable and binding law or rule of any jurisdiction requires more notice than this Agreement requires of this Agreement’s termination or of our refusal to offer you the Successor Franchise Right, or some other action that this Agreement does not require, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any System Standard is invalid, unenforceable, or unlawful, the notice and/or other action required by the law or rule will be substituted for the comparable provisions of this Agreement, and we may modify the invalid or unenforceable provision or System Standard to the extent required to be valid and enforceable or delete the unlawful provision in its entirety.

You agree to be bound by any promise or covenant imposing the maximum duty the law permits that is subsumed within any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement.

B. Waiver of Obligations. We and you may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice to the other or another effective date stated in the notice of waiver. Any waiver granted will be without prejudice to any other rights we or you have, will be subject to continuing review, and may be revoked at any time and for any reason effective upon delivery of ten (10) days’ prior written notice.

We and you will not waive or impair any right, power, or option this Agreement reserves (including our right to demand compliance with every term, condition, and covenant or to declare any breach to be a default and to terminate this Agreement before the Term expires) because of any custom or practice that varies from this Agreement’s terms; our or your failure, refusal, or neglect to exercise any right under this Agreement or to insist upon the other’s compliance with this Agreement, including any System Standard; our waiver of or failure to exercise any right, power, or option, whether of the same, similar, or different nature, with other Hyatt Place Hotels; the existence of franchise agreements for other Hyatt Place Hotels that contain provisions differing from those contained in this Agreement; or our acceptance of any payments due from you after any breach of this Agreement. No special or restrictive legend or endorsement on any check or similar item given to us will be a waiver, compromise, settlement, or accord and satisfaction. We are authorized to remove any legend or endorsement, and they will have no effect.

Neither we nor you will be liable for loss or damage or be in breach of this Agreement if our or your failure to perform our or your obligations results from: (1) compliance with the orders, requests, regulations, or recommendations of any federal, state, or municipal government; (2) acts of God; (3) fires, strikes, embargoes, war, acts of terrorism or similar events, or riot; or (4) any other similar event or cause. Any delay resulting from any of these causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that these causes will not excuse payments of amounts owed at the time of the occurrence or payment of Royalty Fees or Contributions due afterward.

C. Binding Effect. This Agreement is valid when signed and accepted by us at our office in Chicago, Illinois.

D. Entire Agreement and Construction. This Agreement is binding upon us and you and our and your respective executors, administrators, heirs, beneficiaries, permitted assigns, and successors in interest. Subject to our right to modify the Manual, Hotel System and System Standards, this Agreement may not be modified except by a written agreement signed by both our and your duly- authorized officers. The Attachments are a part of this Agreement which, together with System Standards contained in the Manual (which may be periodically modified, as provided in this Agreement), constitutes our and your entire agreement, and there are no other oral or written understandings or agreements between us and you, and no oral or written representations by us, relating to the subject matter of this Agreement, the franchise relationship, or the Hotel (any understandings or agreements reached, or any representations made, before this Agreement are superseded by this Agreement). You may not rely on any alleged oral or written understandings, agreements, or representations not contained in this Agreement.

Any policies that we adopt and implement from time to time to guide us in our decision-making are subject to change, are not a part of this Agreement, and are not binding on us. Except as expressly provided in this Agreement, nothing in this Agreement is intended or deemed to confer any rights or remedies upon any person or legal entity not a party to this Agreement.

References in this Agreement to “we,” “us,” and “our,” with respect to all of our rights and all of your obligations to us under this Agreement, include any of our affiliates, successors and assigns with whom you deal. The term “affiliate” means any person or entity directly or indirectly owned or controlled by, under common control with, or owning or controlling you or us. For purposes of this definition, “control” means the power to direct or cause the direction of management and policies. References to “owner” mean any person holding a direct or indirect ownership interest (whether of record, beneficially, or otherwise) or voting rights in you, including any person who has a direct or indirect interest in you, this Agreement, the franchise, or the Hotel and any person who has any other legal or equitable interest, or the power to vest in himself or herself any legal or equitable interest, in their revenue, profits, rights, or assets. The words “include” and “including,” whenever used in this Agreement, will mean “including, by way of example, but without limitation.”

E. Our Withholding of Consent. Except where this Agreement expressly obligates us reasonably to approve or not unreasonably to withhold our approval of any of your actions or requests, we have the absolute right to refuse any request you make or to withhold our approval of any of your proposed, initiated, or completed actions that require our approval. However, we may withhold our consent, whenever and wherever otherwise required, if you are in default under this Agreement.

F. Arbitration. We and you agree that, except for controversies, disputes, or claims related to or based on improper use of the Proprietary Marks, Copyrighted Materials, or Confidential Information, all controversies, disputes, or claims between us (and/or our affiliates and our and their respective owners, officers, directors, agents, and/or employees), and you (and/or your affiliates and Guarantors and your and their respective owners, officers, directors, agents and/or employees) arising out of or related to:

(1)	this Agreement or any other agreement between you and us;

(2)	our relationship with you;

(3)	the scope or validity of this Agreement or any other agreement between you and us or any provision of any of those agreements (including this Subsection); or

(4)	any System Standard;

must be submitted for binding arbitration to the American Arbitration Association (the “AAA”). The arbitration proceedings will be conducted by one (1) arbitrator and, except as this Section otherwise provides, according to the AAA’s then current commercial arbitration rules. The arbitrator must be a licensed attorney, have hotel industry experience, and be listed on the AAA’s National Roster of Neutrals (or such other equivalent replacement roster of experienced arbitrators that the AAA designates). All proceedings will be conducted at a suitable location chosen by the arbitrator that is within ten (10) miles of our then current principal business address. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction.

The arbitrator has the right to award or include in his or her award any relief that he or she deems proper, including money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not declare any Proprietary Mark generic or otherwise invalid or, except as expressly provided in Section 13M below, award any punitive, exemplary, or treble or other forms of multiple damages against either party (we and you hereby waiving to the fullest extent permitted by law, except as expressly provided in Section 13M below, any right to or claim for any punitive, exemplary, and treble and other forms of multiple damages against the other).

We and you agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever expires earlier. We and you further agree that, in any arbitration proceeding, each must submit or file any claim that would constitute a compulsory counterclaim (as defined by the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any claim that is not submitted or filed as required is forever barred. The arbitrator may not consider any settlement discussions or offers that might have been made by either you or us.

We and you agree that arbitration will be conducted on an individual, not a class-wide, basis. Only we (and our affiliates and our and their respective owners, officers, directors, agents, and/or employees, as applicable) and you (and your Guarantors and affiliates and your and their respective owners, officers, directors, agents and/or employees, as applicable) may be the parties to any arbitration proceedings described in this Section. An arbitration proceeding between us (and our affiliates and our and their respective owners, officers, directors, agents, and/or employees) and you (and/or your Guarantors and affiliates and your and their respective owners, officers, directors, agents and/or employees) may not be consolidated with any other arbitration proceeding between us and any other person.

Despite our and your agreement to arbitrate, we and you each have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that we and you must contemporaneously submit our dispute for arbitration on the merits as provided in this Section 13F. The provisions of this Section are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination.

G. Notices. All written notices, reports, and payments permitted or required to be delivered by this Agreement or the Manual will be deemed to be delivered:

(1)	at the time delivered by hand;

(2)	at the time delivered via computer transmission and, in the case of the Royalty Fee, Contributions, and other amounts due, at the time we actually receive payment via EFT;

(3)	one (1) business day after transmission by facsimile or other electronic system if the sender has confirmation of successful transmission;

(4)	one (1) business day after being placed in the hands of a nationally recognized commercial courier service for next business day delivery; or

(5)	three (3) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid.

Any notice to us must be sent to the address specified below, although we may change this address for notice by giving you thirty (30) days’ prior notice by any of the means specified in subparagraphs (1) through (5) above. Any notice that we send you may be sent to the one (1) person identified below, even if you have multiple owners, at the address specified below. You may change the person and/or address for notice only by giving us thirty (30) days’ prior notice by any of the means specified in subparagraphs (1) through (5) above.

Notices to us:	Hyatt Place Franchising, L.L.C. 200 West Monroe, 8th Floor, Chicago, Illinois 60606 Attention: Senior Vice President-Franchising	Notices to you:	ENTITYNAMECAPS PCADDRESS1 PCADDRESS2 Attention: PCNAME

Any required payment or report that we do not actually receive during regular business hours on the date due (or postmarked by postal authorities at least two (2) days before then) will be deemed delinquent. Notices delivered via the means specified above will be deemed delivered as of the times specified above whether or not you accept delivery. We reserve the right to notify both your Lender and any or all of your owners, creditors, and/or suppliers if we issue any default notice under this Agreement.

H. Descriptive Headings. The headings in this Agreement are for convenience only and will not control or affect the meaning or construction of any provision.

I. Attorneys’ Fees. If we incur costs and expenses due to your failure to pay when due amounts owed to us, to submit when due any reports, information, or supporting records, or otherwise to comply with this Agreement, you agree, whether or not we initiate a formal legal proceeding (and, if we do initiate a formal legal proceeding, in the event that we prevail in that proceeding), to reimburse us for all of the costs and expenses that we incur, including reasonable accounting, attorneys’, arbitrators’, and related fees.

J. Cumulative Remedies. Our and your rights under this Agreement are cumulative, and our and your exercise or enforcement of any right or remedy under this Agreement will not preclude our or your exercise or enforcement of any other right or remedy that we or you are entitled by law to enforce.

K. Governing Law. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. SECTIONS ET SEQ.). EXCEPT TO THE EXTENT GOVERNED BY THE FEDERAL ARBITRATION ACT, THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.) OR OTHER FEDERAL LAW, THIS AGREEMENT, THE FRANCHISE, AND ALL CLAIMS ARISING FROM THE RELATIONSHIP BETWEEN US AND YOU WILL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES, EXCEPT THAT ANY ILLINOIS LAW REGULATING THE OFFER OR SALE OF FRANCHISES, BUSINESS OPPORTUNITIES, OR SIMILAR INTERESTS, OR GOVERNING THE RELATIONSHIP BETWEEN A FRANCHISOR AND A FRANCHISEE OR ANY SIMILAR RELATIONSHIP, WILL NOT APPLY UNLESS ITS JURISDICTIONAL REQUIREMENTS ARE MET INDEPENDENTLY WITHOUT REFERENCE TO THIS SECTION.

L. Consent To Jurisdiction. SUBJECT TO THE PARTIES’ ARBITRATION OBLIGATIONS AND THE PROVISIONS BELOW, YOU AND YOUR OWNERS AGREE THAT ALL ACTIONS ARISING UNDER THIS AGREEMENT OR OTHERWISE AS A RESULT OF THE RELATIONSHIP BETWEEN YOU AND US MUST BE COMMENCED IN THE STATE OR FEDERAL COURT OF GENERAL JURISDICTION CLOSEST TO OUR THEN CURRENT PRINCIPAL BUSINESS ADDRESS, AND YOU (AND EACH OWNER) IRREVOCABLY SUBMIT TO THE JURISDICTION OF THOSE COURTS AND WAIVE ANY OBJECTION YOU (OR THE OWNER) MIGHT HAVE TO EITHER THE JURISDICTION OF OR VENUE IN THOSE COURTS.

NONETHELESS, YOU AND YOUR OWNERS AGREE THAT WE MAY ENFORCE THIS AGREEMENT AND ANY ARBITRATION ORDERS AND AWARDS IN THE COURTS OF THE STATE OR STATES IN WHICH YOU ARE DOMICILED OR THE HOTEL IS LOCATED.

M. Waiver Of Punitive Damages And Jury Trial. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER SECTION 7B, AND EXCEPT FOR PUNITIVE, EXEMPLARY, AND TREBLE AND OTHER FORMS OF MULTIPLE DAMAGES AVAILABLE TO EITHER PARTY UNDER FEDERAL LAW, WE AND YOU (AND YOUR OWNERS) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, EXEMPLARY, AND TREBLE AND OTHER FORMS OF MULTIPLE DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN US AND YOU (AND/OR YOUR OWNERS), THE PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

SUBJECT TO THE PARTIES’ ARBITRATION OBLIGATIONS, WE AND YOU IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF US.

N. Limitations of Claims. EXCEPT FOR CLAIMS ARISING FROM YOUR NON PAYMENT OR UNDERPAYMENT OF AMOUNTS YOU OWE US, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OUR RELATIONSHIP WITH YOU WILL BE BARRED UNLESS A LEGAL PROCEEDING (IN THE REQUIRED OR PERMITTED FORUM) IS COMMENCED WITHIN EIGHTEEN (18) MONTHS FROM THE DATE ON WHICH THE PARTY ASSERTING THE CLAIM KNEW OR SHOULD HAVE KNOWN OF THE FACTS GIVING RISE TO THE CLAIMS.

O. Time is of the Essence. Time is of the essence in this Agreement, and all provisions of this Agreement shall be so interpreted.

P. Acknowledgements. To induce us to sign this Agreement and grant you the rights under this Agreement, you acknowledge:

(1)	That you have independently investigated the Hyatt Place Hotel franchise opportunity, including the current and potential market conditions and competitive factors and risks, and recognize that, like any other business, the nature of a Hyatt Place Hotel’s business will evolve and change over time.

(2)	That an investment in a Hyatt Place Hotel involves business risks that could result in the loss of a significant portion or all of your investment.

(3)	That your business abilities and efforts are vital to your success.

(4)	That retaining customers for your Hotel will require a high level of customer service and strict adherence to the Hotel System and our System Standards, and that you are committed to maintaining our System Standards.

(5)	That you have not received from us, and are not relying upon, and that we expressly disclaim making, any representation, warranty or guaranty, express or implied, as to the actual or potential volume, sales, income or profits of your Hotel or any other Hyatt Place Hotel.

(6)	That any information you have acquired from other Hyatt Place Hotel franchisees, including information regarding their sales, profits or cash flows, is not information obtained from us, and we make no representation about that information’s accuracy.

(7)	That you have no knowledge of any representations made about the Hyatt Place Hotel franchise opportunity by us, our affiliates or any of their respective officers, directors, owners or agents that are contrary to the statements made in our Franchise Offering Circular or to the terms and conditions of this Agreement.

(8)	That in all of their dealings with you, our officers, directors, employees and agents act only in a representative, and not in an individual, capacity and that business dealings between you and them as a result of this Agreement are only between you and us.

(9)	That you have represented to us, to induce our entering into this Agreement, that all statements you have made and all materials you have given us in acquiring the rights under this Agreement are accurate and complete and that you have made no misrepresentations or material omissions in obtaining those rights.

(10)	That you have read this Agreement and our Franchise Offering Circular and understand and accept that the terms and covenants in this Agreement are reasonable and necessary for us to maintain our high standards of quality and service, as well as the uniformity of those standards at each Hyatt Place Hotel, and to protect and preserve the goodwill of the Proprietary Marks.

(11)	That you have independently evaluated this opportunity, including by using your own business professionals and advisors, and have relied solely upon those evaluations in deciding to enter into this Agreement.

(12)	That you have been afforded an opportunity to ask any questions you have and to review any appropriate materials of interest to you concerning the Hyatt Place Hotel franchise opportunity.

(13)	That you have been afforded an opportunity, and we have encouraged you, to have this Agreement and all other agreements and materials that we have given or made available to you reviewed by an attorney and have either done so or intentionally chosen not to do so.

(14)	That you have a net worth that is sufficient to make the investment in the Hyatt Place Hotel franchise opportunity represented by this Agreement, and you will have sufficient funds to meet all of your obligations under this Agreement.

(15)	That any statements, oral or written, by us or our agents before the execution of this Agreement were for informational purposes only and do not constitute any representation or warranty by us. Our only representations, warranties, and obligations are those specifically set forth in this Agreement. You must not rely on, and the parties do not intend to be bound by, any statement or representation not contained in this Agreement.

14. Compliance with Anti-Terrorism Laws

You and your owners agree to comply, and to assist us to the fullest extent possible in our efforts to comply, with Anti-Terrorism Laws (defined below). In connection with that compliance, you and your owners certify, represent, and warrant that none of your property or interests is subject to being blocked under, and that you and your owners otherwise are not in violation of, any of the Anti-Terrorism Laws. “Anti-Terrorism Laws” mean Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state, and local laws, ordinances, regulations, policies, lists, and other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war. Any violation of the Anti-Terrorism Laws by you or your owners, or any blocking of your or your owners’ assets under the Anti-Terrorism Laws, shall constitute good cause for immediate termination of this Agreement, as provided in Section 10C(2)(u) above.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates set forth by their signatures, to be effective as of the Effective Date.

FRANCHISEE:

ENTITYNAMECAPS

By:
SIGNEENAME
SIGNEETITLE

Date:

Attest:

FRANCHISOR:

HYATT PLACE FRANCHISING, L.L.C.

By:
Senior Vice President

Date:

Attest:

GUARANTY AND ASSUMPTION OF OBLIGATIONS

THIS GUARANTY AND ASSUMPTION OF OBLIGATIONS is given this      day of         ,     , 20    , by                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            .

In consideration of, and as an inducement to, the execution of that certain Franchise Agreement (the “Agreement”) on this date by HYATT PLACE FRANCHISING, L.L.C. (“us,” “we,” or “our”), each of the undersigned personally and unconditionally (a) guarantees to us and our successors and assigns, for the term of the Agreement (including extensions) and afterward as provided in the Agreement, that                                  (“Franchisee”) will punctually pay and perform each and every undertaking, agreement, and covenant set forth in the Agreement (including any amendments or modifications of the Agreement) and (b) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement (including, without limitation, any amendments or modifications of the Agreement), both monetary obligations and obligations to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities, including the confidentiality, transfer, and arbitration requirements.

Each of the undersigned consents and agrees that: (1) his or her direct and immediate liability under this Guaranty will be joint and several, both with Franchisee and among other guarantors; (2) he or she will render any payment or performance required under the Agreement upon demand if Franchisee fails or refuses punctually to do so; (3) this liability will not be contingent or conditioned upon our pursuit of any remedies against Franchisee or any other person; (4) this liability will not be diminished, relieved, or otherwise affected by any extension of time, credit, or other indulgence that we may from time to time grant to Franchisee or any other person, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims (including the release of other guarantors), none of which will in any way modify or amend this Guaranty, which will be continuing and irrevocable during and after the term of the Agreement (including extensions) for so long as any performance is or might be owed under the Agreement by Franchisee or its owners and for so long as we have any cause of action against Franchisee or its owners; and (5) this Guaranty will continue in full force and effect for (and as to) any extension or modification of the Agreement and despite the transfer of any interest in the Agreement or Franchisee, and each of the undersigned waives notice of any and all renewals, extensions, modifications, amendments, or transfers.

Each of the undersigned waives: (i) all rights to payments and claims for reimbursement or subrogation that any of the undersigned may have against Franchisee arising as a result of the undersigned’s execution of and performance under this Guaranty; and (ii) acceptance and notice of acceptance by us of his or her undertakings under this Guaranty, notice of demand for payment of any indebtedness or non-performance of any obligations hereby guaranteed, protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed, and any other notices to which he or she may be entitled. The undersigned expressly acknowledge that the obligations hereunder survive the termination of the Agreement.

If we are required to enforce this Guaranty in a judicial or arbitration proceeding and prevail in such proceeding, we shall be entitled to reimbursement of our costs and expenses, including, but not limited to, reasonable accountants’, attorneys’, attorneys’ assistants’, arbitrators’, and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, whether incurred prior to, in preparation for, or in contemplation of the filing of any such proceeding. If we are required to engage legal counsel in connection with any failure by the undersigned to comply with this Guaranty, the undersigned shall reimburse us for any of the above-listed costs and expenses we incur even if we do not commence ajudicial or arbitration proceeding.

IN WITNESS WHEREOF, each of the undersigned has affixed his or her signature on the same day and year as the Agreement was executed.

GUARANTOR(S)	PERCENTAGE OF OWNERSHIP IN FRANCHISEE

________________________________________	________________________%
________________________________________	________________________%
________________________________________	________________________%
________________________________________	________________________%
________________________________________	________________________%

2

ATTACHMENT A

THE HOTEL

Facilities (Section 1):

Site:	A BRAND hotel located at: HOTEL ADDRESS 1 HOTEL ADDRESS 2

Number of Approved Guest Rooms:	Rooms

FRANCHISEE:

ENTITY NAME CAPS

By:
SIGNEE NAME
SIGNEE TITLE

Date:

Attest:

FRANCHISOR:

HYATT PLACE FRANCHISING, L.L.C.

By:
Senior Vice President

Date:

Attest:

A-1

ATTACHMENT B

AREA OF PROTECTION

PROPERTY NAME /#ID NUMBER

The Area of Protection is defined as follows:

FRANCHISEE:

ENTITY NAME CAPS

By:
SIGNEE NAME
SIGNEE TITLE

Date:

Attest:

FRANCHISOR:

HYATT PLACE FRANCHISING, L.L.C.

By:
Senior Vice President

Date:

Attest:

B-1

ATTACHMENT C

THE WORK

You acknowledge that every detail of the Hotel System is important to us and other franchisees operating under the Hotel System to develop and maintain the Hotel System’s standards and public image. You agree to comply strictly with the Hotel System’s details, as set forth in the Manual or otherwise in writing. You must bear the entire cost of developing and constructing the Hotel, including professional services, financing, insurance, licensing, contractors, permits, equipment, and furnishings. The following constitutes the Hotel’s development schedule.

A. New Development

1) Your managing owner or general manager shall attend at your expense a briefing at our headquarters in Chicago, Illinois to acquaint you with our building process and support structure within three (3) months after the Effective Date.

2) You must submit preliminary plans (the “Plans”), including site layout and outline specifications, within four (4) months after the Effective Date.

3) You must submit to us complete working drawings and specifications for the Hotel, including its proposed equipment, furnishings, facilities, and signs, with such detail and containing such information that we require within seven (7) months after the Effective Date. The Plans must conform to our then current Hotel System standards. Construction may not begin until we have approved the Plans in writing. After we approve your Plans, you may not make any changes without our prior written consent, which we will not unreasonably withhold. If changes in the Plans are required during the course of construction, you must notify us immediately. Your failure to construct the Hotel in strict accordance with the approved Plans constitutes a material breach of this Agreement and may lead to our issuing a default notice and subsequently terminating this Agreement. Our approval of the Plans is intended only to ensure compliance with our then current System Standards. We will have no liability to you for the Hotel’s construction. It is your responsibility to make sure that the Plans comply with our requirements, the Americans with Disabilities Act and similar rules, other applicable ordinances, building codes, and permit requirements.

4) Construction shall commence within twelve (12) months from the Effective Date. You shall notify us within (5) days after you commence construction, which means pouring concrete for the Hotel’s foundation or a finished slab for the Hotel. Construction shall continue uninterrupted (unless interrupted by force majeure) until the Hotel is completed. The term “force majeure” means an act of God, war, civil disturbance, government action, fire, flood, accident, hurricane, earthquake, or other calamity, strike, or other labor dispute.

5) The Hotel must be ready to open for business within eighteen (18) months from the Effective Date (“Completion Date”). Within ten (10) days after the Completion Date, you must ask us to conduct a final inspection, which we shall promptly conduct. You may not open for business before our written authorization to do so, and you agree to open within ten (10) days after our authorization. Before the Opening Date, you must submit to us written certification that the Hotel is in compliance with the approved Plans and that the Hotel was constructed in compliance with our System Standards and is in compliance with all applicable laws. If you want to request an extension of the Completion Date, you must submit a written request and a Ten Thousand Dollar ($10,000) extension fee before the Completion Date. If we approve the extension, we will set a new Completion Date, and the extension fee will be non-refundable. If we deny the extension, we will refund the extension fee.

C-1

B. Conversion of an Existing Facility

1) You agree to renovate the Hotel in strict accordance with, and within the time frames set forth on, the attached property improvement plan (“PIP”) or in accordance with your renovation plans. At our request, you agree to submit your Hotel renovation plans to us for our approval. If we require you to submit your renovation plans, renovations may not begin until we approve the renovation plans in writing. After we approve the renovation plans, you may not change them without our prior written consent. Our approval of your renovation plans is exclusively for the purpose of ensuring compliance with our then current System Standards. Your failure to renovate the Hotel in strict accordance with the PIP and within the specified time frames constitutes a material breach of this Agreement and may lead to our issuing a default notice and subsequently terminating this Agreement. Commencement of renovation shall mean beginning any site work at the Hotel.

2) The Hotel must be ready to open for business not later than six (6) months from the Effective Date unless otherwise provided in the PIP (“Completion Date”). Within ten (10) days after the Completion Date, you must ask us to conduct a final inspection, which we shall promptly conduct. You may not open for business before our written authorization to do so, and you must open within ten (10) days after our authorization. Before the Hotel’s Opening Date, you must submit written certification that the Hotel is in compliance with the approved plans and specifications prepared by the architect and that the Hotel was constructed in compliance with our System Standards and is in compliance with all applicable laws. If you want to request an extension of the Completion Date, you must submit a written request and a Ten Thousand Dollar ($10,000) extension fee before the Completion Date. If we approve the extension, we will set a new Completion Date, and the extension fee will be non-refundable. If we deny the extension, we will refund the extension fee.

3) If this Agreement anticipates your conversion of an existing franchised facility to a Hyatt Place Hotel, then before any Proprietary Marks (including signage) are installed or displayed, and before the Hotel is authorized to open as a Hyatt Place Hotel, you must submit satisfactory evidence of the termination of your previous franchise agreement in accordance with applicable legal requirements.

C. Our Role as an Advisor.

You acknowledge that we act only in an advisory capacity and are not responsible for the adequacy or coordination of any plans or specifications, the integrity of any structures, compliance with applicable laws (including the Americans with Disabilities Act), any building code of any governmental authority, or any insurance requirement or for obtaining necessary permits, all of which shall be your sole responsibility and risk. You shall give us a written certificate or opinion from your architect, licensed professional engineer, or recognized expert consultant on the Americans with Disabilities Act stating that the Hotel conforms to the design standards and requirements of the Americans with Disabilities Act, related federal regulations, and all other applicable state and local laws, regulations, and other requirements governing public accommodations for persons with disabilities. At our request, you must give us copies of all other certificates of architects, contractors, engineers, and designers and such other similar verifications and information we reasonably request.

C-2

ATTACHMENT D

OUR RIGHT OF FIRST OFFER FOR STRATEGIC MARKETS

By signing this Attachment D, we and you acknowledge that our right of first offer reflected in this Attachment D applies to this Agreement. If we and you do not sign this Attachment D, then it does not apply to this Agreement.

If you (or any of your owners) at any time during the Term determine to sell or transfer for consideration this Agreement and the Hotel, or a Controlling Ownership Interest in you (except to or among your then current owners, which is not subject to this Attachment D), then you must first give us the opportunity to acquire those rights (the “Offered Rights”) by delivering written notice to us. Your notice must contain the specific terms and conditions of the proposed sale or transfer, including the proposed consideration and the terms of any financing you will provide for the proposed purchase price (the “Offer Terms”). The Offer Terms must relate exclusively to the Offered Rights and not to any other assets or rights.

We will then have thirty (30) days after receiving the Offer Terms to notify you whether we elect to acquire the Offered Rights on the Offer Terms, provided that (1) we may substitute cash, a cash equivalent, or marketable securities for any form of payment proposed in the Offer Terms (such as ownership interests in an entity) and may elect to pay the net present value of any payments to be made over time; and (2) we must receive, and you and your owners agree to make, all customary representations, warranties, and indemnities in our purchase, including representations and warranties as to ownership and condition of and title to assets; liens and encumbrances on assets; validity of contracts and agreements; liabilities affecting the assets, contingent or otherwise; and indemnities for all actions, events, and conditions that existed or occurred in connection with the Hotel or your business before the closing. We have the unrestricted right to assign our right of first offer to a third party, who then will have the rights described in this Attachment D.

If we exercise the right of first offer, the closing will take place at a location and on a date (within thirty (30) days after we deliver our notice of exercise to you) we choose. We and you will sign documents, including deeds, affidavits, transfers and assignments, and any other documents necessary or appropriate for the sale or transfer of the Offered Rights. You must satisfy all liens, mortgages, and/or encumbrances on the Hotel. We and you will share equally any closing costs.

If we notify you in writing that we do not intend to exercise our right of first offer with respect to any Offer Terms, or fail to notify you of our decision within the thirty (30)-day period described above, then you thereafter may offer the Offered Rights to any third party on terms no more favorable to that party than the Offer Terms. However, you or your owners may sell or transfer the Offered Rights only if we otherwise approve the transfer in accordance with, and you (and your owners) and the transferee comply with the conditions in, Sections 8B and C above. This means that, even if we do not exercise our right of first offer, if the proposed transfer otherwise would not be allowed under Sections 8B and C above, you (or your owners) may not move forward with the transfer at all.

Later, you may determine to offer the Offered Rights on terms which are more favorable to the buyer than the Offer Terms, or you may determine to change the Offered Rights. If you do, then you must first offer those new terms to us according to the procedures described above.

D-1

By signing below, we and you acknowledge and agree that the terms of this Attachment D will apply to this Agreement.

FRANCHISEE:

ENTITYNAMECAPS

By:
SIGNEENAME
SIGNEETITLE

Date:

Attest:

FRANCHISOR:

HYATT PLACE FRANCHISING, L.L.C.

By:
Senior Vice President

Date:

Attest:

D-2

MANAGEMENT COMPANY RIDER

to the Franchise Agreement dated as of                      (“Franchise Agreement”)

Between Hyatt Place Franchising, L.L.C. (“Franchisor”) and

                     (“Franchisee”)

SELECT HOTELS GROUP, L.L.C. (“Management Company”) has entered into a Management Agreement with Franchisee under which Management Company will operate the Hyatt Place Hotel located at                      (the “Hotel”) in accordance with the terms and conditions of the Franchise Agreement. However, under the Franchise Agreement, Management Company may not operate the Hotel without Franchisor’s consent, and Franchisor is unwilling to provide such consent unless Franchisee and Management Company agree to the terms of this Rider.

In consideration of the rights granted to Management Company under the Management Agreement described above and of Franchisor’s consent (under the Franchise Agreement) to Management Company’s operation of the Hotel, Management Company hereby acknowledges and ratifies the terms and conditions of the Franchise Agreement and agrees to fully observe and be bound by all terms, conditions and restrictions regarding the managemerit and operation of the Hotel set forth in the Franchise Agreement for as long as Management Company operates the Hotel, as if and as though Management Company had executed the Franchise Agreement as “Franchisee” or “you,” including, without limitation, all terms and conditions of Section 3A of the Franchise Agreement (either than Subsections (13), (19) and (26)). Management Company further agrees to be bound by the confidentiality covenants set forth in Section SF of the Franchise Agreement (including all remedies available to Franchisor under the Franchise Agreement for breach thereof) during and subsequent to its tenure as manager of the Hotel. However, notwithstanding the foregoing, nothing in this Rider constitutes an agreement of Management Company to payor assume any financial obligation of Franchisee to Franchisor or to any third party.

Management Company agrees that Franchisor may enforce directly against Management Company those terms and conditions of the Franchise Agreement to which Management Company has hereby agreed to be bound. Franchisee acknowledges and agrees that any act or omission of Management Company relating directly or indirectly to the Hotel will be deemed and considered the act or omission of Franchisee for purposes of Franchisor’s rights and remedies under the Franchise Agreement (including, without limitation, Franchisee’s indemnification and defense obligations under Section 7B of the Franchise Agreement), any other agreement, or applicable law. Sections 12, 13 (excluding Subsection 13P, but including, without limitation, the provisions concerning arbitration, governing law, consent to jurisdiction and waivers of punitive damages and jury trial) and 14 of the Franchise Agreement, entitled “Relationship of Parties,” “Miscellaneous” and “Compliance With Anti-Terrorism Laws,” respectively, are incorporated by reference in this Rider and will govern all aspects of Franchisor’s and Management Company’s relationship and this Rider as if fully restated within the text of this Rider, with all references to “Franchisee” or “you” interpreted as references to Management Company.

HYATT PLACE FRANCHISING, L.L.C. a Delaware limited liability company	MANAGEMENT COMPANY:

By:	By:
Name:	Name:
Title:	Title:

E-1

FIRST AMENDMENT

TO FRANCHISE AGREEMENT

The Hyatt Place Hotel Franchise Agreement dated                      (the “Franchise Agreement”) by and between Hyatt Place Franchising, L.L.C. (“Franchisor,” “we,” “our,” or “us”) and                      (“Franchisee,” “you” or “your”) for the hotel located at                              (the “Hotel”), is hereby amended as set forth in this First Amendment to Franchise Agreement (“Amendment”) of even date therewith. The terms of this Amendment supersede any inconsistent or conflicting provisions in the Franchise Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Franchise Agreement. All references to section numbers contained herein refer to corresponding section numbers in the Franchise Agreement.

Recitals

The Hotel is one of several hotels (the “Portfolio Hotels”) owned by Equity Inns, Inc. or one of its affiliates (collectively, “ENN”) that, prior to the Opening Date, have been operated as AmeriSuites Hotels.

The Hotel will be managed by an affiliate of Franchisor, Select Hotels Group, L.L.C. (“Select”) pursuant to that certain Management Agreement between Select and Franchisee of even date herewith (the “Management Agreement”). The time period during which the Hotel is managed by Select as a Hyatt Place Hotel is referred to herein as the “Select Management Period.”

The parties wish to make certain changes to the Franchise Agreement.

Now, therefore, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Franchise

a.	Grant. The first (lst), second (2nd), third (3rd), and fourth (4th) sentences of Section 2.B. of the Franchise Agreement are hereby deleted in their entirety and are replaced by the following:

A.	“During the five (5) year period immediately following the Opening Date (defined below) (the ‘Exclusivity Period’), neither we nor any of our affiliates will open and operate, or authorize any other party to open and operate, any other Hyatt Place Hotels, the physical premises of which are located within the geographic area described in Attachment B (‘Area of Protection’). Franchisee acknowledges and agrees that following the expiration of the Exclusivity Period, Franchisee shall no longer have any territorial protection and that the Area of Protection shall be null, void, and of no further force or effect.

Except for the limited territorial protection in the Area of Protection during the Exclusivity Period provided for above, there are no restrictions on us or our affiliates, your rights under this Agreement are nonexclusive in all respects, the Hotel has no territorial protection whatsoever, and we and our affiliates have the right without any restrictions at all to engage in any and all activities we and they desire (including any and all types of lodging facilities), at any time and place, whether or not using the Proprietary Marks or any aspect of the Hotel System, whether or not those activities compete with your Hotel, and whether or not we or our affiliates start those activities ourselves or purchase, merge with, acquire, or affiliate with businesses that already engage in such activities. We and our affiliates may use or benefit from common hardware, software, communications equipment and services, administrative systems, reservation systems, franchise application procedures, central purchasing, approved vendor lists, and personnel. You agree that you will not have any right to pursue any claims, demands, or damages based solely on the fact that we may derive benefit as a result of these common activities, whether under breach of contract, unfair competition, implied covenant of good faith and fair dealing, divided loyalty, or other theories, because you have expressly allowed us and our affiliates to engage in all such common activities.”

b.	Section 2.C. is hereby deleted in its entirety and replaced with the following:

“C.	Opening. You have no right to open the Hotel for business under the Hotel System unless and until we authorize you to do so in writing. The date on which you first open the Hotel for business shall be deemed the “Opening Date.” You must not open the Hotel for business and begin operating the Hotel until: (1) you have properly developed and equipped the Hotel according to our System Standards and in compliance with all applicable laws, rules and regulations; (2) all pre-opening training for the Hotel’s personnel has been completed to our satisfaction; (3) all amounts then due to us and our affiliates have been paid; (4) you have obtained all required certificates of occupancy, licenses and permits to operate the Hotel; (5) you have given us copies of all insurance policies required under this Agreement, or such other evidence of insurance coverage and payment of premiums as we request; (6) we have conducted a pre-opening inspection and approved the Hotel for opening; and (7) on or before the Opening Date, you must execute a mutual termination and release agreement, the form of which is attached hereto as Exhibit 1, (the “Mutual Termination Agreement”) with respect to the AmeriSuites Hotel Franchise Agreement under which the Hotel has been operating prior to the Opening Date, to be effective as of the Opening Date. Your failure to executed the Mutual Termination Agreement as provided in (7) above shall be deemed a default of the Franchise Agreement for which we may terminate the Franchise Agreement immediately upon notice to you. Our determination that you have met all of our pre-opening requirements will not constitute a representation or warranty, express or implied, that the Hotel complies with any laws or a waiver of your non-compliance, or of our right to demand full compliance, with such pre-opening requirements.”

2. Your Responsibilities.

a.	Section 3.A.(2) is hereby deleted in its entirety and replaced with the following:

“(2)	maintain the Hotel in good condition and repair and in a clean, safe, and orderly manner;”

b.	Section 3.A.(17) is hereby deleted in its entirety and replaced with the following:

“(17)	Intentionally omitted;”

c.	Section 3.A.(19) is hereby deleted in its entirety and replaced with the following:

“(19)	pursuant to our written request, send us current information regarding the name, address, and telephone number of the financial institution (the “Lender”), if any, that provided or is providing the financing enabling you to purchase or operate the Hotel and the name and telephone number of your contact at the Lender;”

d.	Section 3.A.(21) is hereby deleted in its entirety and replaced with the following:

“(21)	Intentionally omitted;”

e.	The second sentence of Section 3.A.(25) is deleted in its entirety and replaced with the following:

You may not install at the Hotel, without our prior written consent, any fixtures, furnishings, furniture, signs, property management, in room entertainment and other similar computer and technology systems necessary to the operations of the Hotel we have not previously approved.

f.	The first (1st) paragraph of Section 3.D.(2) is hereby deleted.

g.	Section 3.D.(4)(a) is hereby deleted in its entirety and replaced with the following:

“(a)	a Royalty Fee (the “Royalty Fee”) equal to four percent (4%) of the Hotel’s Gross Rooms Revenue (as defined in Section 3.D.(6)) during the preceding month.”

3. Our Responsibilities.

a.	The first sentence of Section 4.B. is hereby deleted and replaced with the following:

“You shall have access to the CRS, listings in advertising publications and the National Directory unless you are in default under this Agreement and such default is not capable of cure or has not been cured within the time period applicable in this Agreement.”

b.	The last sentence of Section 4.B is hereby deleted and replaced with the following:

“We may suspend your access to and listings in these sources while you are in default under this Agreement if such default is not capable of cure or has not been cured within the time period applicable in this Agreement.”

c.	The third (3rd) paragraph of Section 4.D. is hereby deleted and replaced with the following:

“We will account for the Fund separately from our other monies (but we need not segregate the Fund from our assets). We will not use the Fund for any of our general operating expenses. However, we may use the Fund to pay the reasonable salaries, benefits and expenses of personnel who manage, administer and/or perform if and only to the extent that such salaries, benefits or expenses are directly attributable to services rendered to the Fund; the Fund’s other administrative costs; travel expenses of personnel while they are on Fund business; meeting costs; rent, utilities, other overhead costs, and other costs for equipment, supplies and other materials relating or allocable to Fund business; and other expenses that we incur in activities reasonably related to administering or directing the Fund and its programs, including conducting market research and other research and development activities, public relations, preparing advertising, promotion, and marketing materials, collecting and accounting for Contributions, paying Providers for services relating to the CRS and GDS, and paying for technical and support functions.”

4. Proprietary Rights.

a.	The last sentence of first (1st) paragraph of Section 5.D. is hereby deleted and replaced with the following:

“We or our affiliates will reimburse you for your direct expenses incurred in connection with any modification or discontinuation of a Proprietary Mark during the first 24 months of this Agreement, not to include any loss of revenue due to any modified or discontinued Proprietary Mark. Thereafter, neither we nor our affiliates will reimburse you for your expenses of changing the Hotel’s signs, for any loss of revenue due to any modified or discontinued Proprietary Mark, or for your expenses of promoting a modified or substitute trademark or service mark.”

5. Records and Audits.

a.	The third sentence of Section 6.A. is hereby deleted and replaced with the following:

“At our request, the fifteenth (15th) day of each month, you agree to prepare and send us a statement for the previous month, listing Gross Rooms Revenue, other Hotel revenues, room occupancy rates, reservation data, the amounts currently due under Section 3D, and other information we deem useful in connection with the Hotel System (the “Data”).”

b.	The second sentence of Section 6.B. is hereby deleted in its entirety and replaced with the following:

“We reserve the right to access the Hotel’s computer system independently to obtain sales information, occupancy information, and other Data. You must send us upon our request any information that we do not access independently from your computer system.”

c.	The following language is hereby deleted from the first (1st) sentence of Section 6.D.:

“, certified by your chief financial or principal accounting officer to be true and correct.”

6. Indemnity and Insurance.

a.	The first (1st) paragraph of Section 7.B. is hereby deleted and replaced with the following:

“B.

Your Indemnification of Us. In addition to your obligation under this Agreement to procure and maintain insurance, you agree to indemnify, defend, and hold harmless us, our affiliates, and our and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the

“Indemnified Parties”) against, and to reimburse any one or more of the Indemnified Parties for, any and all claims, obligations, and damages directly or indirectly arising out of, resulting from, or in connection with (a) the application you submitted to us for the rights granted under this Agreement, (b) the construction, development, use, occupancy, or operation of the Hotel, including any claim or allegation relating to the Americans with Disabilities Act or any similar law concerning public accommodations for persons with disabilities (except to the extent the claim, obligation or damage relates to the Copyrighted Materials or a prescribed System Standard),(c) any bodily injury, personal injury, death, or property damage suffered by any Hotel guest, customer, visitor, or employee, (d) claims alleging either intentional or negligent conduct, acts, or omissions by you relating to the operation of the Hotel or the Hotel System, and (e) your breach of the terms and conditions of this Agreement.”

b.	The following language is hereby deleted from the third (3rd) paragraph of Section 7.B.:

“An Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its losses and expenses, in order to maintain and recover fully a claim against you under this subparagraph.”

c.	The fifth (5th) paragraph of Section 7.B. is hereby amended to replace “five (5)” with “ten (10).”

7. Transfer.

a.	Sections 8.B and 8.C are hereby deleted in its entirety and replaced with the following:

“B.	Transfer by You. You understand and acknowledge that the rights and duties this Agreement creates are personal to you and your owners and that we have granted you the franchise in reliance upon our perceptions of your and your owners’ collective character, skill, aptitude, attitude, business ability, and financial capacity. Accordingly, neither this Agreement (or any interest in this Agreement), a Controlling Ownership Interest in the Hotel or substantially all of the assets of the Hotel, or a Controlling Ownership Interest in you or your owners (if such owners are legal entities) may be transferred without our prior written approval, which will not be unreasonably withheld if the conditions for transfer contained in Section 8.C. are satisfied; provided, however, that this Agreement may be transferred without our prior written approval to an entity in which you or your owners own a Controlling Ownership Interest; provided that we will approve the sale of the Hotel and/or its assets where the purchaser does not, for any reason, assume this Agreement only upon payment by you of Liquidated Damages in accordance with Section 10.E. of this Agreement. A transfer of the Hotel’s ownership, possession or control or substantially all of its assets may be made only with a transfer of this Agreement. Any transfer without our approval is a breach of this Agreement and has no effect, meaning that you will continue to be obligated to us for all of your obligations under this Agreement.

For purposes of this Agreement, a “Controlling Ownership Interest” means greater than 50% of the equity interests in the Hotel, you or your owners. In the case of a proposed transfer of an ownership interest in the Hotel, you or one of your owners, the determination of whether a “Controlling Ownership Interest” is involved must be made as of both immediately before and immediately after the proposed transfer to see if a “Controlling Ownership Interest” will be transferred (because of the number of owners before the proposed transfer) or will be deemed to have been transferred (because of the number of owners after the proposed transfer). In addition, regardless of whether the threshold is satisfied, any transfer of effective control of the power to direct or cause the direction of your (or your owners’) management and policies to someone who did not possess such control as of the Effective Date constitutes the transfer of a Controlling Ownership Interest.

In this Agreement, the term “transfer” includes a voluntary, involuntary, direct, or indirect assignment, sale, gift, or other disposition of any interest in this Agreement; you; the Hotel or substantially all of its assets; any of your owners (if such owner is a legal entity); or any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses. An assignment, sale, gift, or other disposition includes the following events: (1) transfer of ownership of capital stock, a partnership or membership interest, or another form of ownership interest; (2) merger or consolidation or issuance of additional securities or other forms of ownership interest; (3) any sale of a security convertible to an ownership interest; (4) transfer of any right to receive all or a portion of the Hotel’s, your, or your owner’s profits or losses in an insolvency, or entity dissolution proceeding or otherwise by operation of law or (5) pledge of this Agreement (to someone other than us) or of an ownership interest in you or one of your owners as security, foreclosure upon the Hotel, or your transfer, surrender, or loss of the Hotel’s possession, control, or management. You may mortgage the Hotel (but not this Agreement) to a lender that finances your acquisition, development, and/or operation of the Hotel without having to obtain our prior written approval.

C.	Conditions for Approval of Transfer. If you (and your owners) are substantially complying with this Agreement, then, subject to the other provisions of this Section 8, we will approve a transfer that meets all of the requirements in this Section 8.C. You must pay us Two Thousand Five Hundred Dollars ($2,500) for processing and related costs we incur. In the event of a transfer to one of your affiliates of this Agreement (or any interest in this Agreement), a Controlling Ownership Interest in the Hotel or substantially all of the assets of the Hotel, or a Controlling Ownership Interest in you or your owners, we will waive the $2,500 processing fee.

If the proposed transfer requires our prior written approval pursuant to Section 8.B. above, then all of the following conditions must be met before or concurrently with the effective date of the transfer:

(1)

the transferee has the necessary business experience, aptitude, and financial resources to operate the Hotel and meets our then applicable standards for Hyatt Place Hotel franchisees. The proposed transferee must submit to us a complete application for a new franchise agreement (the “Change of Ownership Application”), accompanied by payment of our then current application fee (although no such fee is due if the transfer is to the spouse, child, parent, or sibling of the owner(s) or from one owner to another, or if to an affiliate in which you or your owners own a Controlling Interest). If we do not approve the Change of Ownership Application, we will refund any application fee paid, if any, less Two Thousand Five Hundred Dollars ($2,500) for processing costs (if to a non-affiliate).

We will process the Change of Ownership Application according to our then current procedures, including review of criteria and requirements regarding upgrading the Hotel, credit, background investigations, operations ability and capacity, prior business dealings, market feasibility, guarantees, and other factors concerning the proposed transferee(s) (and, if applicable, its owner(s)) we deem relevant. We have sixty (60) days from receipt of the completed and signed application to consent or withhold our consent to the proposed transfer.

(2)	you have paid all Royalty Fees, Contributions, and other amounts owed to us, our affiliates, and third party vendors; have submitted all required reports and statements; and have not violated any material provision of this Agreement or any other agreement with us during both the sixty (60) day period before you requested our consent to the transfer and the period between your request and the effective date of the transfer;

(3)	the transferee’s general manager and other key personnel we specify, if different from your general manager and key personnel, satisfactorily complete our required training programs;

(4)	the transferee and its owners shall (if the transfer is of this Agreement), or you and your owners shall (if the transfer is of a Controlling Ownership Interest in you or one of your owners), sign a new franchise agreement and related documents (including guarantees and assumptions of obligations) in substantially the same form as this Agreement and the related documents executed in connection herewith, the term of which franchise agreement will be equal to the remaining unexpired portion of the Term;

(5)	you (and your transferring owners) sign our then current form of termination agreement and a mutual general release, in a form satisfactory to us, of any and all claims against us and our owners, affiliates, officers, directors, employees, and agents (not to include claims subject to indemnification obligations under this Agreement);

(6)	we have determined that the purchase price and payment terms will not adversely affect the transferee’s operation of the Hotel;

(7)	you sign all documents we request evidencing your agreement to remain liable for all obligations to us and our affiliates existing before the effective date of the transfer; and

(8)

except to the extent you maintain a current Hyatt Place franchise agreement at another hotel, you will not directly or indirectly at any time or in any manner identify yourself or themselves in any business as a current or former Hyatt Place Hotel or as one of our franchisees; use any Proprietary Mark, any colorable imitation of a Proprietary Mark, or other indicia of a Hyatt Place Hotel in any manner or for any purpose; or

utilize for any purpose any trade name, trade or service mark, or other commercial symbol that suggests or indicates a connection or association with us.

We may review all information regarding the Hotel that you give the proposed transferee, correct any information that we believe is inaccurate, and give the transferee copies of any reports that you have given us or we have made regarding the Hotel.

Notwithstanding the foregoing, if this Agreement is being transferred to a single third-party purchaser (the “Portfolio Purchaser”) that we have approved as a transferee in accordance with this Section 8 as part of a single transaction in which ENN (as defined in the First Amendment hereto) is selling fifty percent (50%) or more of the Portfolio Hotels (as defined in the First Amendment hereto) to the Portfolio Purchaser (a “Portfolio Transaction”), then this Agreement, including the negotiated changes contemplated by the First Amendment hereto, may be assumed by the Portfolio Purchaser in lieu of the Portfolio Purchaser executing the then current form of franchise agreement, provided that the Portfolio Purchaser agrees to enter into an amendment to this Agreement that, among other things, requires the direct and indirect owners of the Portfolio Purchaser to execute a guaranty of the Portfolio Purchaser’s obligations under this Agreement in the form that we require. Nothing herein limits or otherwise affects your obligations to comply with the other conditions to transfer provided for in Section 8.C. with respect to a Portfolio Transaction.

b.	Section 8.D. is hereby deleted in its entirety and replaced with the following:

“D.	Intentionally omitted.”

c.	Section 8.E. is hereby deleted in its entirety and replaced with the following:

“E.	Intentionally omitted.”

8. Condemnation and Casualty. The fourth sentence of Section 9.A. is hereby deleted and replaced with the following:

(1)	“If a condemnation takes place, and you do not open a new hotel on the site of the Hotel within such eighteen (18) month period, we may terminate this Agreement immediately upon notice to you but will not require you to pay us any liquidated damages.”

9. Termination.

a.	Section 10.A. is hereby deleted in its entirety and is replaced with the following:

“A.	Expiration of Term. This Agreement will expire without notice at 12:00 a.m. Central Daylight Time on June 30, 2028, subject to its earlier termination as set forth in this Agreement. Subject to your renewal rights in Section 11., when the Term expires, you must comply with our de-identification procedures set forth in Section 10.D. of this Agreement and/or in the Manual (the “De-Identification Procedures”).”

b.	Section 10.B. is hereby deleted in its entirety and replaced with the following:

“B.	Termination by Franchisee. You have the right to terminate this Agreement if:

(1)	we admit our inability to pay our debts as they become due or make a general assignment for the benefit of creditors;

(2)	we commence or consent to any case, proceeding, or action seeking: (i) reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (ii) appointment of a receiver, trustee, custodian, or other official for any portion of its property;

(3)	we take any corporate or other action to authorize any of the actions set forth above in Section 10.B.(1)(a) or 10.B.(2);

(4)	any case, proceeding, or other action against us is commenced seeking an order for relief against us as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property, and such case, proceeding, or other action: (i) results in an order for relief against us that is not fully stayed within seven (7) business days after being entered; or (ii) remains un-dismissed for forty-five (45) days.”

c.	Section 10.C.(1)(a) is hereby deleted and replaced with the following:

“(a)	you fail to pay us or any of our affiliates any fees or other amounts due under this Agreement and do not cure that default within ten (10) days after delivery of our written notice of default to you”

d.	Section 10.C.(1)(d) is hereby deleted and replaced with the following:

“(d)	you fail to comply with any other agreement with us or our affiliates relating to the Hotel (with the exception of any Management Agreement entered into between your and our affiliates) and do not cure that default within thirty (30) days (or such shorter time period that the other agreement specifies for curing that default) after delivery of our written notice of default to you”

e.	Section 10.C.(2)(h) is hereby deleted in its entirety and replaced with the following:

“(h)	you contest in any court or proceeding all or any portion of our ownership of the Hotel System or the validity of any Proprietary Mark or Copyrighted Materials;”

f.	Section 10.C.(4) is hereby deleted in its entirety and replaced with the following:

“(4)	General. No notice of termination that we issue will relieve you of your obligations that survive termination of this Agreement, including your de-identification, indemnification, and liquidated damages payment obligations.”

g.	The third sentence of Section 10.D.(1) is hereby deleted in its entirety and replaced with the following:

(1)	“You agree to take the following steps, among other actions, to de-identify the Hotel: (a) return to us the Manual, all other Copyrighted Materials, and all materials containing Confidential Information or bearing any of the Proprietary Marks and cease using all such items; (b) remove all items identifying the Hotel System, including by taking the following actions: remove all elements of the trade dress and other distinctive features, devices, and/or items associated with the Hotel System, including FF&E that includes a Proprietary Mark, interior signage, lobby signage, door identifier signage, directional signage, phone face plates, memo pads, pens, cups, glasses, signage on the back of guest room doors, and all other signage bearing one or more of the Proprietary Marks.”

h.	Section 10.E. is hereby deleted in its entirety and replaced with the following:

“E.	Payment of Liquidated Damages. You acknowledge and confirm that we will suffer substantial damages as a result of the termination of this Agreement, including lost Royalty Fees, lost Contributions, lost market penetration and goodwill, loss of Hotel System representation in the Hotel’s market area, confusion of national accounts and individual customers, disadvantage in competing for national accounts and other types of bookings for the Hotel System, lost opportunity costs, and expenses we will incur in developing another franchise in the Hotel’s market area, all of which damages are difficult to estimate accurately and proof of which would be burdensome and costly, although such damages are real and meaningful to us. Therefore, upon termination of this Agreement before the Term expires (except for a termination pursuant to Section 9A), you and we agree that we will have the right to upon written notice to you (“Liquidated Damages Notice”) within fifteen (15) days after the date of such termination, to receive liquidated damages in a lump sum as calculated below as of the effective date of termination. You must pay us the liquidated damages within fifteen (15) days after the date of our Liquidated Damages Notice. If the Hotel had opened for business before the effective date of termination, the liquidated damages payable under this Section 10E(2) shall be equal to the greater of: (i) Four Thousand Dollars ($4,000) multiplied by the number of approved Guest Rooms at the Hotel; or (ii) either (1), (2) or (3) below, whichever is applicable.

(1)

If this Agreement is terminated before the fifth (5th) anniversary of the Opening Date, the product of (x) the number of months remaining between the month of termination and the eighth (8th) anniversary of the Opening Date, multiplied by (y) the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination (or for such lesser period that the Hotel has been open, if the Hotel has not then been open for at least twelve (12) months);

(2)

If this Agreement is terminated on or after the fifth (5th) anniversary of the Opening Date, but before the seventeenth (17th) anniversary of the Opening Date, the product of thirty-six (36) multiplied by the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination; or

(3)

If this Agreement is terminated on or after the seventeenth (17th) anniversary of the Opening Date, the product of (x) the number of months remaining between the month of termination and the twentieth (20th) anniversary of the Opening Date, multiplied by (y) the average monthly Royalty Fees and Contributions you owed us during the twelve (12) month period immediately preceding the month of termination. If the Hotel had not yet opened for business as of the effective date of termination, you agree to pay us liquidated damages in the amount of Four Thousand Dollars ($4,000) multiplied by the number of approved Guest Rooms at the Hotel. Notwithstanding any temporary fee reductions to which we might have agreed in an amendment(s) to this Agreement, all liquidated damages calculations based on monthly fees shall be calculated on the full (and not the discounted) monthly Royalty Fees and Contributions required under this Agreement as of the Effective Date. You agree that the liquidated damages calculated under this Section 10E(2) represent the best estimate of our damages arising from any termination of this Agreement before the Term expires. Your payment of the liquidated damages to us will not be considered a penalty but, rather, a reasonable estimate of fair compensation to us for the damages we will incur because this Agreement did not continue for the Term’s full length. You acknowledge that your obligation to pay us liquidated damages is in addition to, and not in lieu of, your obligations to pay other amounts due to us under this Agreement as of the date of termination and to comply strictly with the deidentification procedures in Section 10D(1) and your other post-termination obligations. If any valid law or regulation governing this Agreement limits your obligation to pay, and our right to receive, the liquidated damages for which you are obligated under this Section, you shall be liable to us for any and all damages we incur, now or in the future, as a result of your breach of this Agreement.”

i.	Anything in Section 10. to the contrary notwithstanding, during the Select Management Period, Franchisor will not terminate the Franchise Agreement based solely on defaults of the provisions that set forth the requirements with respect to the operation of the Hotel contained in Section 3.A. of the Franchise Agreement that are the responsibility of Select and that are solely within the control of Select, as manager of the Hotel. This paragraph 9.j. shall be void and of no further force or effect upon the expiration or termination of the Select Management Period.

j.	Anything in the Franchise Agreement to the contrary notwithstanding, Section 10.C.(l)(d) shall not apply during the Select Management Period. This paragraph 9.k. shall be void and of no further force or effect upon the expiration or termination of the Select Management Period.

10. Miscellaneous.

a.	Section 13.E. is hereby deleted in its entirety and replaced with the following:

“E.	Our Withholding of Consent. Except where this Agreement expressly obligates us reasonably to approve or not unreasonably to withhold our approval of any of your actions or requests, we have the right to refuse any request you make or to withhold our approval of any of your proposed, initiated, or completed actions that require our approval. However, we may withhold our consent, whenever and wherever otherwise required, if you are in default under this Agreement.”

b.	The phrase “specific performance” in Section 13.F. is hereby deleted.

c.	Section 13.I. is hereby deleted in its entirety and replaced with the following:

“I.	Intentionally omitted.”

d.	Section 13.M. is hereby deleted in its entirety and replaced with the following:

“M.	Intentionally omitted.”

11. Compliance with Anti-Terrorism Laws. Section 14 is hereby deleted in its entirety and replaced with the following:

“14.	Compliance with Anti-Terrorism Laws Both parties hereto and their respective affiliates agree to comply, and to assist the other party to the fullest extent possible in efforts to comply, with Anti-Terrorism Laws (defined below). In connection with that compliance, both parties hereto and their respective affiliates certify, represent, and warrant that none of their property or interests is subject to being blocked under, and that they and their respective affiliates otherwise are not in violation of, any of the Anti- Terrorism Laws. “Anti-Terrorism Laws” mean Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state, and local laws, ordinances, regulations, policies, lists, and other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war. Any violation of the Anti-Terrorism Laws by either party or its affiliates, owners, or any blocking of they or their owners’ assets under the Anti-Terrorism Laws, shall constitute good cause for immediate termination of this Agreement by either party hereto.”

12. Attachments.

a.	Attachment C is hereby deleted in its entirety.

b.	Attachment D is hereby deleted in its entirety.

13. Construction. Except to the extent expressly set forth in this Amendment, the terms of the Franchise Agreement control.

IN WITNESS WHEREOF, Franchisor and Franchisee have executed this First Amendment to Franchise Agreement.

FRANCHISOR:

HYATT PLACE FRANCHISING, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

FRANCHISEE:

By:
Name:
Title:

SECOND AMENDMENT TO

FRANCHISE AGREEMENT

The Hyatt Place Hotel Franchise Agreement dated December 20, 2007 (the “Franchise Agreement”) by and between Hyatt Place Franchising, L.L.C. (“Franchisor,” “we,” “our,” or “us”) and                     ] (“Franchisee,” “you” or “your”) for the hotel located at                      (the “Hotel”), and amended by that certain First Amendment to Franchise Agreement of even date therewith, is hereby amended as set forth in this Second Amendment to Franchise Agreement (“Amendment”) effective February 1, 2009 (the “Effective Date”). The terms of this Amendment supersede any inconsistent or conflicting provisions in the Franchise Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Franchise Agreement. All references to section numbers contained herein refer to corresponding section numbers in the Franchise Agreement.

Recitals

WHEREAS, the Hotel is one of several hotels, all of which are set forth on Exhibit A attached hereto and made a part hereof (the “Portfolio Hotels”) owned by Equity Inns, Inc. or one of its affiliates (collectively, “ENN”) that are operated as Hyatt Place Hotels.

WHEREAS, as of the Effective Date, the Select Management Period shall end and the Portfolio Hotels, including the Hotel, will be managed by an affiliate of Franchisee.

WHEREAS, the parties wish to make certain changes to the Franchise Agreement upon the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 3.D.(4)(a) is hereby deleted in its entirety and replaced with the following:

“(a)	a Royalty Fee (the “Royalty Fee”) equal to:

(i)	three percent (3%) of the Hotel’s Gross Rooms Revenue (as defined in Section 3.D.(6)) during the preceding month from February 1, 2009, through June 30, 2009; and

(ii)	five percent (5%) of the Hotel’s Gross Rooms Revenue during the preceding month from July 1, 2009, through the end of the Term.”

2.	Section 3.F is hereby deleted in its entirety and replaced with the following:

Management of the Hotel. Unless we consent in writing, you, or an Affiliate, must at all times retain and exercise direct management control over the Hotel’s business. You may not enter into any lease, management agreement, or other similar arrangement with any unaffiliated independent entity for all or a part of the Hotel’s operation (a “Management Arrangement”) without our prior written consent, which we will not unreasonably withhold if the independent entity meets our minimum qualifications, attends and satisfactorily completes required training programs, agrees to sign the documents we require to protect our Proprietary Marks, Copyrighted Materials, and Confidential Information, and agrees to perform its management responsibilities in compliance with this Agreement. We will consider any future management companies that are on our approved operator list at the time of any subsequent transfer of management as pre-approved management companies. Any management companies that are not on our approved operator list will be subject to our review and approval. We may refuse to approve a management company that is, or that has an affiliate that is, a Brand Owner. Under this Agreement, “Brand Owner” means any entity that is a franchisor or brand or owner, or is affiliated with or manages hotels exclusively for the franchisor or brand or owner, of a hotel concept that in our opinion competes with, and is in the market segment as, Hyatt Place Hotels, irrespective of the number of hotels operating under that concept’s trade name. Even after we approve a Management Arrangement, we may at our option revoke that approval, and upon delivery of written notice to you require you to terminate the Management Arrangement, if the independent entity or any of its affiliates at any time becomes a Brand Owner or otherwise fails to meet our minimum qualifications to manage Hyatt Place Hotels.

As of the Effective Date, Archon Hospitality, L.P. is approved to operate the Hotel.

3.	Termination.

a.	Section 10.A. is hereby deleted in its entirety and is replaced with the following:

“A.	Expiration of Term. This Agreement will expire without notice at 12:00 a.m. Central Daylight Time on June 30, 2033, subject to its earlier termination as set forth in this Agreement. Subject to the renewal rights in Section 11, when the Term (or Renewal Term, as the case may be) expires, you must comply with our de-identification procedures set forth in Section 10.D. of this Agreement and/or in the Manual (the “De-Identification Procedures”).”

b.	The following shall be inserted as a new Section 10.D:

Our Option to Renew. Unless this Agreement has previously been terminated pursuant to its express terms, we shall have the right and option, in our discretion, to extend the Term for one (1) renewal term of five (5) years (such option being herein referred to as a “Renewal Option” and the term resulting from exercise of the Renewal Option being herein referred to as a “Renewal Term”), which shall commence upon the expiration of the Term. The Renewal Term shall be on the same terms and conditions as the Term (and “Term” as it is used in the Agreement shall include the Renewal Term), and the Renewal Option shall be deemed to have been exercised unless we have given notice to you at least six calendar months prior to the expiration of the Term of our election not to exercise such Renewal Option. No further confirmation of any Renewal Term shall be necessary; however, upon our request, you shall execute and deliver to us a supplement to this Agreement for the purpose of evidencing the fact that the applicable Renewal Term has become effective.

4.	Construction. Except to the extent expressly set forth in this Amendment, the terms of the Franchise Agreement control.

IN WITNESS WHEREOF, Franchisor and Franchisee have executed this First Amendment to Franchise Agreement.

FRANCHISOR:

HYATT PLACE FRANCHISING, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

FRANCHISEE:

[ ]
a

By:
Name:
Title:

EXHIBIT A

Hyatt Place Birmingham/Hoover

Hyatt Place Tampa Airport/Westshore

Hyatt Place Miami Airport – West/Doral

Hyatt Place Indianapolis/Keystone

Hyatt Place Kansas City/Overland Park/Metcalf

Hyatt Place Baltimore/BWI Airport

Hyatt Place Albuquerque/Uptown

Hyatt Place Cincinnati/Blue Ash

Hyatt Place Columbus/Worthington

Hyatt Place Nashville/Franklin/Cool Springs

Hyatt Place Minneapolis/Airport – South

Hyatt Place Richmond/Innsbruck

Hyatt Place Baton Rouge/I-10

Hyatt Place Las Vegas/Paradise Road

Hyatt Place Memphis/Wolfchase Galleria